Exhibit 10.1

CREDIT AGREEMENT

by and among

SOVEREIGN BANK, N.A., AS AGENT,

THE LENDERS party or signatory HERETO

and

FULL CIRCLE CAPITAL CORPORATION

June 3, 2013

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1	Definitions	1
1.2	Accounting and UCC Terms	18
1.3	Construction	19
1.4	GAAP Issues	19
1.5	Approval Right	19

SECTION 2.	CREDIT FACILITIES	20
2.1	Revolving Loans	20
2.2	Revolving Notes	20
2.3	Use of Proceeds of Revolving Loans	20

SECTION 3.	GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS	21
3.1	Applicable Interest Rates	21
3.2	Base Rate Loans	21
3.3	LIBOR Loans	21
3.4	Minimum LIBOR Borrowing	21
3.5	Notice to the Agent	21
3.6	Notice to the Lenders	21
3.7	Borrower's Failure to Notify	22
3.8	Disbursement of Revolving Loans	22
3.9	Interest Periods	23
3.10	Maturity of Revolving LIBOR Loans	23
3.11	Repayment	23
3.12	Prepayments	23
3.13	Reborrowings	24
3.14	Default Rate	24
3.15	Record of Borrowings and Payments	24
3.16	Funding Indemnity	24
3.17	Change of Law	25
3.18	Unavailability or Inadequacy of LIBOR	25
3.19	Increased Cost and Reduced Return	25
3.20	Lending Offices	26
3.21	Discretion of Lender as to Manner of Funding	27
3.22	Late Charge	27
3.23	Mitigation Obligations; Replacement of Lenders	27

SECTION 4.	FEES	28
4.1	Revolving Commitment Fee	28
4.2	Fee Letter	28
4.3	Prepayment Premium	28
4.4	Field Exam Fee	28
4.5	Payment Date	29

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SECTION 5.	COLLATERAL PROCEEDS ACCOUNT; PLACE AND APPLICATION OF PAYMENTS	29
5.1	Collateral Proceeds Account	29
5.2	Deposits	29
5.3	Payments	29
5.4	Distribution of Payments; Right to Charge/Set-off	30

SECTION 6.	CONDITIONS PRECEDENT	30
6.1	Delivery of Documents	30
6.2	Conditions Precedent	31

SECTION 7.	REPRESENTATIONS AND WARRANTIES	32
7.1	Corporate Structure; Business Locations	32
7.2	Authority	33
7.3	Consents, Approvals, Etc	33
7.4	Binding Effect and Enforceability	33
7.5	Default of Debt, Licenses, Permits, Etc	33
7.6	Financial Statements; Adverse Change	34
7.7	Litigation	34
7.8	Title and Liens	34
7.9	Employee Plans	34
7.10	Taxes	34
7.11	Compliance with Laws	35
7.12	Solvency	35
7.13	Margin Regulations	35
7.14	Transactions with Affiliates	35
7.15	Locations	35
7.16	Leases	35
7.17	Title to Collateral	36
7.18	Payment of Loans Receivable	36
7.19	Intellectual Property	36
7.20	Surety Obligations	36
7.21	Material Business Relations	37
7.22	UCC Searches	37
7.23	Accuracy of Information	37

SECTION 8.	COVENANTS OF THE BORROWER	37
8.1	Financial Covenants	38
8.2	Financial Information and Reporting	38
8.3	Corporate Existence and Conduct of Business	40
8.4	Taxes and Laws	40
8.5	Field Exams; Inspections	40
8.6	Agent and Lender Costs	41
8.7	Employee Plans	41
8.8	Use of Proceeds of Loans	41
8.9	Operating Accounts	41
8.10	Collateral Agreements; New Subsidiaries	42

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8.11	Investment Advisory and Management Services	42
8.12	Repayment of Distribution Notes	42
8.13	Further Assurance	43
8.14	Liens	43
8.15	Debt	43
8.16	Fiscal Year; Name Changes; Mergers and Acquisitions	43
8.17	Change in Nature of Business	43
8.18	Chase Account	43
8.19	Transfer of FCC Loans	44
8.20	Prepayment of Debt	44
8.21	False Statements	44
8.22	Inconsistent or Restrictive Agreements	44
8.23	Guarantees	44

SECTION 9.	EVENTS OF DEFAULT	44
9.1	Obligations	44
9.2	Other Defaults Under Loan Documents	45
9.3	Representations and Warranties	45
9.4	Judgments	45
9.5	Insolvency; Bankruptcy	45
9.6	Other Material Agreements	46
9.7	ERISA Matters	46
9.8	Tax Liens	46
9.9	Failure of Lien	46
9.10	Business Development Company	46
9.11	Management	46
9.12	Administration Agreement and Investment Advisory Agreement	46

SECTION 10.	RIGHTS AND REMEDIES	47
10.1	Termination of Commitment; Acceleration	47
10.2	Rights of Secured Creditor	47
10.3	Entry Upon Premises; Access	48
10.4	Sale or Other Disposition of Collateral	48
10.5	Collection of Loans Receivable	48
10.6	Rescission	49
10.7	Application of Payments	49
10.8	Right to Transfer Collateral	50
10.9	Bank Costs	50

SECTION 11.	AGENCY PROVISIONS	50
11.1	Appointment	50
11.2	Nature of Duties	51
11.3	Distribution; Application; Apportionment	51
11.4	Rights, Exculpation, Etc	52
11.5	Notice of Default	52
11.6	Reliance	52
11.7	Indemnification	53

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11.8	Agent Individually	53
11.9	Successor Agent; Resignation of Agent	53
11.10	Authorization to Enter Into Documents	53
11.11	Authorization to Act	54
11.12	Authorization to Release Lien	54
11.13	Confirmation of Agent’s Authority	54
11.14	No Obligations Regarding Collateral	54
11.15	Announcements	55
11.16	Actions Against Collateral	55

SECTION 12.	MISCELLANEOUS	55
12.1	Assignments; Participations	55
12.2	Ratable Sharing	58
12.3	Withholding Taxes	58
12.4	Amendments; Waivers	60
12.5	Assignment to Agent	61
12.6	Discretionary Advances	61
12.7	Usury	62
12.8	Merger and Integration Clause	62
12.9	Applicable Law	62
12.10	Severability	62
12.11	Section Headings	63
12.12	Binding Effect	63
12.13	Notices	63
12.14	Counterparts	63
12.15	Indemnification	64
12.16	Independence of Covenants	64
12.17	Marshalling; Payments Set Aside	65
12.18	Interpretation	65
12.19	USA Patriot Act	65
12.20	Limitation of Liability	66
12.21	Consent to Jurisdiction; Waiver of Jury Trial; Personal Service	66

Exhibit A	-	Form of Revolving Note
Exhibit B	-	Form of Borrowing Notice
Exhibit C	-	Form of Compliance Certificate
Exhibit D	-	Form of Assignment and Acceptance

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THIS CREDIT AGREEMENT (the “Agreement”) dated as of June 3, 2013 is by and among SOVEREIGN BANK, N.A., as agent for the Lenders hereunder (in such capacity, together with its successors in such capacity, the “Agent”), each of the lenders that is a party or signatory hereto and identified under the caption “LENDERS” on the signature pages hereto or that, pursuant to Section 12.1 hereof, shall become a “Lender” hereunder (individually, a “Lender” and, collectively, the “Lenders”), and FULL CIRCLE CAPITAL CORPORATION, a Maryland corporation having an office at 800 Westchester Avenue, Suite S-620, Rye Brook, New York 10573 (the “Borrower”).

WITNESSETH:

A.           The Borrower has requested the Lenders to extend certain credit and make certain loans to the Borrower in an aggregate principal amount not to exceed $32,500,000.

B             The Lenders are willing to extend such credit and to make such loans to the Borrower, all in accordance with and subject to the terms hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.          DEFINITIONS.

1.1           Definitions. In addition to the terms that are elsewhere defined herein, when used herein, the following terms have the meanings as set forth below:

“1940 Act” means the Investment Company Act of 1940, as amended.

“Administration Agreement” means that certain Administration Agreement dated as of July 14, 2010, as the same may be amended from time to time, between the Borrower and the Administrator.

“Administrator” means Full Circle Service Company, LLC, a Delaware limited liability company.

“Affiliate” means as to any specified Person:

(a)          any Person that directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with the specified Person;

(b)          any Person that is a director, officer or member of, partner in, or trustee of, or serves in a similar capacity with respect to, the specified Person, or of or in which the specified Person is a director, officer, member, partner or trustee, or with respect to which the specified Person serves in a similar capacity;

(c)          any Person that, directly or indirectly, is the beneficial owner of 15% or more of any class of equity securities of the specified Person;

(d)          any Person of which the specified Person is directly or indirectly the beneficial owner of 15% or more of any class of equity securities; provided, however, The Finance Company shall not be deemed an Affiliate of the Borrower unless and until the Borrower is directly or indirectly the beneficial owner of 49% or more of any class of equity securities of The Finance Company; or

(e)          any member of the immediate family of the specified Person or any trust for the benefit thereof.

For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Agreement and all exhibits, appendices and schedules hereto, together with all modifications thereto, extensions thereof and substitutions therefor.

“Applicable Margin” means, with respect to Revolving LIBOR Loans and Revolving Base Rate Loans, the amounts set forth in the table below:

Tier	Average Excess Availability	Revolving LIBOR Loans	Revolving Base Rate Loans
I	>$12,000,000	3.25%	1.25%
II	< $12,000,000 > $8,000,000	3.50%	1.50%
III	< $8,000,000 > $5,000,000	3.75%	1.75%
IV	<$5,000,000	4.00%	2.00%

Pending the Agent’s receipt of the Borrower’s audited, consolidated financial statements as at, and for the period ending, June 30, 2013, and the corresponding Compliance Certificate pursuant to Section 8.2(iii) of this Agreement, the Applicable Margin will be set at Tier III in the above table. Commencing with the fiscal month ending June 30, 2013 and for each fiscal month thereafter, the Applicable Margin will either remain the same or change, based upon the Average Excess Availability for such fiscal month as demonstrated in the Compliance Certificate submitted to the Agent. Any change in the Applicable Margin will take effect as of the first day of the new fiscal month.

“Approved Valuation” means a valuation reached in accordance with the Borrower’s valuation policies which have been approved by the Audit Committee and Board of Directors of the Borrower and utilized by the Borrower in its 10-Q and 10-K filings with the SEC.

“Authorized Officer” means one or more officers of the Borrower duly authorized (and so certified to the Agent by the Borrower pursuant to a certificate of authority and incumbency from time to time satisfactory to the Agent), acting alone, to request Revolving Loans hereunder and execute and deliver documents, instruments, agreements, reports, statements and certificates in connection herewith.

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“Average Excess Availability” means, as of the final day of each calendar month during the Fiscal Year, the arithmetic average of the Excess Availability as reflected on the weekly Borrowing Base Certificates submitted by the Borrower during such calendar month.

“Balance Sheet Leverage Ratio” means, as of any date, the ratio (expressed as a decimal) of (a) outstanding Revolving Loans to (b) Tangible Capital Funds.

“Bank Costs” means all taxes and insurance premiums of every kind and nature of a Borrower paid by any Lender or the Agent; all filing, recording, publication, and search fees incurred in connection with and relating to the Borrower paid by any Lender or the Agent; all out-of-pocket costs incurred and sums expended by any Lender or the Agent, with or without suit, to correct or address any default, to make advances of principal and interest or payments to prior secured parties, to enforce any right or remedy of any Lender or the Agent, or in connection with any other provision of any Loan Document, including any reasonable out-of-pocket costs incurred by any Lender or the Agent with respect to any other Lender in connection with the Loan Documents and the transactions contemplated thereby; all out-of-pocket costs incurred and sums expended in gaining possession of, inspection of, maintaining, handling, preserving, storing, selling, preparing for sale, and advertising to sell the Collateral, whether or not a sale is consummated; out-of-pocket costs of using, operating, controlling and managing the Collateral, including but not limited to, rental and licensing costs; out-of-pocket costs of collecting and receiving rent, income, revenue, earnings, issues and profits of the Collateral; out-of-pocket costs of suit incurred by any Lender or the Agent in enforcing or defending this Agreement or any other Loan Document or any portion thereof; all out-of-pocket costs and expenses including reasonable attorneys’ fees and expenses incurred by any Lender or the Agent in preparing, reviewing, enforcing, amending, modifying, extending, administering, defending or otherwise concerning this Agreement or any other Loan Document or any portion hereof or thereof; and whether or not suit is brought, all out-of-pocket costs of arbitration and insolvency proceedings.

“Base Rate” means the rate per annum from time to time established by the Agent as the “Prime Rate” and made available by the Agent at is main office or, in the discretion of the Agent, the base, reference or other rate then designated by the Agent for general commercial loan reference purposes, it being understood that such rate is determined from time to time by the Agent as a means of pricing some loans to its customers and is not tied to any external rate of interest or index, and is a reference rate, not necessarily the lowest, established from time to time, which serves as the basis upon which effective interest rates are calculated for loans making reference thereto.

“Borrower” means Full Circle Capital Corporation, a Maryland corporation, and its successors and assigns.

“Borrower Collateral” means Collateral owned by the Borrower.

“Borrower Pledge Agreement” means the Pledge Agreement dated the date hereof executed and delivered by the Borrower in favor of the Agent and the Lenders, together with all modifications thereto, extensions thereof and substitutions therefor.

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“Borrower Security Agreement” means the Security Agreement dated the date hereof executed and delivered by the Borrower in favor of the Agent and the Lenders, together with all modifications thereto, extensions thereof and substitutions therefor.

“Borrowing” means the total of Revolving Loans of a single type made by one or more Lenders to the Borrower on a single date and for a single Interest Period. Borrowings are made ratably from each of the Lenders according to their respective Commitments.

“Borrowing Base” means at any time an amount equal to:

(A)         the Security Value of Eligible Loans Receivable; plus

(B)         the Security Value of Eligible Cash-Flow Loans Receivable; provided, however, the amount represented by this clause (B) shall in no event exceed fifty percent (50%) of the amount represented by clause (A) above; minus

(C)         the FCC Borrower Overage; minus

(D)         the Minimum Excess Availability; minus

(E)         such reserves as the Agent may deem proper and necessary from time to time in its sole discretion.

“Borrowing Base Certificate” means the form of borrowing base certificate provided by the Agent for completion by the Borrower in order to calculate the Borrowing Base, together with all back-up or supporting information or documentation required by the Agent.

“Borrowing Notice” is defined in Section 3.5 hereof.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized or required to be closed in the State of New York, and with respect to Revolving LIBOR Loans, a day on which dealings in United States Dollars may be carried on by the Agent in the London interbank eurodollar market.

“Capital Lease” means, as of any date, any lease of property, real or personal, which would be capitalized on a balance sheet of the lessee prepared as of such date in accordance with GAAP, together with any other lease by such lessee which is in substance a financing lease, including without limitation, any lease under which (i) such lessee has or will have an option to purchase the property subject thereto at a nominal amount or an amount less than a reasonable estimate of the fair market value of such property as of the date such lease is entered into, or (ii) the term of the lease approximates or exceeds the expected useful life of the property leased thereunder.

“Change of Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) of shares representing 50% or more of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Investment Advisor, or (b) the Investment Advisor shall cease to be the investment adviser of the Borrower.

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“Chase Account” means the Borrower’s demand deposit account with JP Morgan Chase Bank bearing account no. 707667663.

“Closing Date” means the later of the date hereof or the date on which all of the conditions precedent set forth in Section 6 hereof have been fully satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property, whether real, personal, tangible, intangible, now owned or hereafter acquired, in which a Lien has been granted to the Agent pursuant to any Loan Documents for the ratable benefit of the Lenders, to secure payment of the Obligations and/or obligations under the Guaranty Agreement.

“Collateral Files” means the files, which as of the date of this Agreement are in the possession of First Capital, containing all agreements, documents, instruments, certificates and other records evidencing or securing FCC Loans.

“Collateral Proceeds Account” is defined in Section 5.1(a) hereof.

“Commitment” means the Revolving Commitment.

“Compliance Certificate” is defined in Section 8.2(iii) hereof.

“Contingent Liability” or “Contingent Liabilities” means any agreement, undertaking or arrangement by which any Person (i) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the debt, obligation or other liability of any other Person (other than by endorsement of instruments in the course of collection), (ii) guarantees the payment of dividends or other distributions upon the shares of any other Person, or (iii) undertakes or agrees (contingently or otherwise) (a) to purchase, repurchase, or otherwise acquire any Debt, obligation or liability or any security therefor, (b) to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or (c) to maintain solvency, assets, level of income or other financial condition, or (d) to make payment other than for values received. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the debt, obligation or other liability guaranteed or supported thereby.

“Cooperation Agreement” means the Cooperation Agreement dated the date hereof between the Administrator and the Agent, together with all modifications thereto, extensions thereof and substitutions therefor.

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“Credit Policy” means the credit policy of the Borrower for underwriting FCC Loans, as the same may be amended from time to time upon written notice to the Agent describing such amendments in reasonable detail.

“Custodian” means U.S. Bank National Association, or any other financial institution mutually agreeable to the Agent and the Borrower, as custodian holding documentation evidencing, securing or executed and delivered in connection with an FCC Loan or other Collateral, on behalf of the Borrower and, pursuant to the Custodian Agreement, the Agent. The term “Custodian” includes any agent or sub-custodian acting on behalf of the Custodian.

“Custodian Agreement” means a control agreement that may be entered into subsequent to the Closing Date by and among the Borrower, the Agent and a Custodian, in form and substance acceptable to the Agent, together with all modifications thereto, extensions thereof and substitutions therefor.

“Debt” means, with respect to any Person, (a) all items of Indebtedness for borrowed money of such Person, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including without limitation and without duplication, Contingent Liabilities of such Person; (b) any Indebtedness secured by a Lien on or payable out of the proceeds or production from any property of such Person regardless of whether such Indebtedness has been assumed by such Person; (c) obligations representing the deferred purchase price of property; (d) obligations which are evidenced by notes, acceptances or other instruments; (e) obligations under Capital Leases to the extent properly classified as a liability under GAAP; and (f) obligations in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person.

“Default” means any event which, with the giving of notice or the passage of time or both, would constitute, become or mature into an Event of Default.

“Defaulting Lender” is defined in Section 3.8 hereof.

“Default Rate” is defined in Section 3.14 hereof.

“Distribution Notes” means collectively the 8% senior subordinated unsecured notes in the aggregate original principal amount of $3,404,583.45 issued pursuant to that certain Note Agreement dated as of August 31, 2010 by and among the Borrower and the several investors party thereto.

“Deposited Funds” is defined in Section 5.2 hereof.

“Eligible Cash-Flow Loan Receivable” means the principal portion of an FCC Loan that is excluded from being an Eligible Loan Receivable solely as a result of the advance rate limitations set forth in subsection (b) of the definition Eligible Loan Receivable.

“Eligible Loan Receivable” means a Loan Receivable that meets all of the following requirements on its date of origination and continuing thereafter until collected:

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(a)          such Loan Receivable arises from an FCC Loan which was underwritten and closed in compliance with the Credit Policy;

(b)          such Loan Receivable is evidenced by loan documentation substantially similar to the loan documentation heretofore used by the Borrower and disclosed to the Agent and, in all events, in form and substance acceptable to the Agent, including without limitation, containing or evidencing advance rates that do not exceed (i) eighty-five percent (85%) of eligible accounts receivable, (ii) fifty percent (50%) of eligible inventory, (iii) fifty percent (50%) of the appraised value of equipment securing the FCC Loan or (iv) in the case of a loan for which the primary collateral is real property, fifty percent (50%) of the appraised, fair market value of such real property; provided, however, any Loan Receivable that would constitute an Eligible Loan Receivable but for the advance rate limitations contained in this subsection (b) shall constitute an Eligible Loan Receivable in an amount that would not result in such advance rate limitations being exceeded;

(c)          no payment default exists under the FCC Loan giving rise to such Loan Receivable, the FCC Borrower is in material compliance with all other covenants contained in the documentation evidencing and securing the FCC Loan, and the Borrower or Guarantor (in its capacity as lender), as applicable, has not declared a default or event of default under such FCC Loan, in each case without giving effect to any waiver, extension, forbearance or modification granted by the Borrower or Guarantor, unless such waiver, extension, forbearance or modification has been approved in writing by the Agent;

(d)          such Loan Receivable has an Internal Rating of 1, 2 or 3 and, to the extent applicable, a Fair Value Rating of 93 or higher; provided, however, if the outside valuation firm responsible for the External Rating uses a range, the External Rating shall, for purposes of this subsection (c), be deemed the mid-point of such range;

(e)          such Loan Receivable is not evidenced by chattel paper, a note or an instrument of any kind, unless the original of the same has been delivered to the Agent or the Custodian with any necessary endorsement (including an allonge) sufficient to grant the Agent a first position, perfected Lien on the chattel paper, note or instrument; provided, however, with respect to any chattel paper, note or instrument in the possession of First Capital as of the Closing Date, this subsection (e) shall not apply until the earlier of (i) five Business Days after the Borrower’s receipt of the Collateral Files from First Capital or (ii) June 21, 2013;

(f)           the FCC Loan giving rise to such Loan Receivable is secured by a first position, perfected lien on substantially all of the assets which, in accordance with the applicable underwriting approvals or loan documentation, were intended to serve as collateral for the FCC Loan;

(g)          all tangible assets of the FCC Borrower securing the Loan Receivable are covered by full replacement cost, extended coverage casualty insurance, and the FCC Borrower is covered under a policy of liability insurance (broad form), the premiums for which are fully paid, the limits and deductibles for which are customary for the industry or business of the FCC Borrower, and the Borrower or the Guarantor that made the FCC Loan is in possession of a current certificate evidencing the same and naming the Borrower or such Guarantor as loss payee and as an additional insured;

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(h)          the FCC Borrower with respect to such Loan Receivable (i) is not insolvent or the subject of any bankruptcy or insolvency proceedings of any kind or of any other proceeding or action, which might have a materially adverse effect on the business of such FCC Borrower, (ii) is the subject of any such bankruptcy or insolvency proceeding, but the FCC Loan was extended pursuant to a debtor-in-possession or other financing order of a bankruptcy court, which order is satisfactory to the Agent in its sole discretion, or (iii) is not, in the judgment of the Agent, deemed ineligible for credit for any other reason;

(i)           if the FCC Borrower with respect to such Loan Receivable is a corporation, limited liability company, general or limited partnership or other business entity, such FCC Borrower is organized under the laws of the United States of America, any state thereof or Puerto Rico and has its corporate headquarters or another principal place of business located in the United States of America, any state thereof or Puerto Rico;

(j)           such Loan Receivable is a valid, legally enforceable obligation of the FCC Borrower with respect thereto and is not subject to any present or contingent, and no facts exist which are the basis for any future, offset, counterclaim or other defense on the part of such FCC Borrower, including without limitation, any claim or alleged claim of lender liability;

(k)          the Agent has a first position, perfected Lien on such Loan Receivable, which is subject to no other Lien, other than Permitted Liens;

(l)           the FCC Borrower with respect to such FCC Loan is not an Affiliate of the Borrower or any Guarantor;

(m)         such Loan Receivable is not subject to any provision prohibiting its assignment or requiring notice of or consent to such assignment;

(m)         such Loan Receivable (or portion thereof) does not represent amounts owing as a late fee, interest, prepayment premium or other fees or charges;

(n)          the FCC Borrower with respect to such Loan Receivable is not the United States government or any instrumentality or agency thereof;

(o)          the FCC Borrower is not a business development company or a regulated investment company, as such terms are defined under the 1940 Act;

(p)          such Loan Receivable is not owned or held by an SBIC Subsidiary; and

(q)          such Loan Receivable is not deemed ineligible by the Agent for any other reason in the exercise of its sole but reasonable judgment.

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“Employee Plan” means any pension, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan, or other employee benefit plan or arrangement, including, without limitation, those pension, profit sharing and retirement plans of the Borrower described from time to time in the Financial Statements and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi employer plan, maintained or administered by the Borrower or any Affiliate of the Borrower, to which the Borrower or any of its Affiliates is a party or may have any liability or by which the Borrower or any of its Affiliates is bound.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations issued thereunder or in connection therewith.

“Eurodollar Reserve Percentage” means the maximum percentage (expressed as a decimal rounded upward to the nearest 1/100 of 1%) as determined by the Agent which is in effect during any relevant period, as prescribed under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against “Eurocurrency Liabilities” (as such term is defined in Regulation D), if such liabilities were outstanding. The Eurodollar Reserve Percentage shall be adjusted automatically.

“Event of Default” means an event or occurrence described in Section 9 of this Agreement.

“Excess Availability” means, as of any date, the Borrowing Base as reflected on a Borrowing Base Certificate minus the outstanding Revolving Loans.

“Excluded Taxes” means, with respect to the Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability to comply with Section 12.3(b) (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Foreign Lender as a result of a change in Law or regulation or interpretation thereof occurring after the time such Foreign Lender became a party to this Agreement shall not be an Excluded Tax).

“Fair Value Rating” means the lesser of (i) the latest rating of an FCC Loan by an external rating agency utilized by the Borrower or (ii) any downward adjustment of such external rating by the Board of Directors of the Company or any committee to which the Board of Directors has delegated this authority.

“FCC Borrower” means a Person obligated under or with respect to a Loan Receivable.

“FCC Borrower Overage” means, with respect to all FCC Loans under which an FCC Borrower or any of its Affiliates is the borrower, the amount by which the Security Value of Eligible Loans Receivable plus the Security Value of Eligible Cash-Flow Loans Receivable exceed $6,000,000.

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“FCC Loan” means a loan or extension of credit made by the Borrower or a Guarantor to an FCC Borrower.

“Federal Funds Open Rate” means for any day the rate per annum determined by the Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open rate” for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by any broker selected by the Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be such “open rate” as of the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Agent in accordance with its usual procedures.

“Fee Letter” means that certain fee letter, dated the Closing Date, by and between the Agent and the Borrower providing for the payments of fees and any other amounts required thereunder in connection with this Agreement and the transactions contemplated hereby.

“Financial Statements” means the consolidated balance sheet, statement of operations, statement of changes in net assets, and statement of cash flows of the Borrower and its Subsidiaries for each Fiscal Year or each month or quarter thereof which have been delivered to the Agent on or prior to the date hereof or which are to be delivered to the Agent from time to time pursuant to Section 8.2 of this Agreement.

“First Capital” means FCC, LLC, a Florida limited liability company, doing business as First Capital.

“Fiscal Year” means the fiscal year of the Borrower ending on June 30 for each year.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Funding Date” is defined in Section 3.8 hereof.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with prior periods.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

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“Guarantor” or ”Guarantors” means, individually or collectively, (i) FC Takoda Holdings, LLC, a Delaware limited liability company; Full Circle West, Inc. a Delaware corporation; FC New Media, Inc., a Delaware corporation; FC New Specialty Foods, Inc., a Delaware corporation and TransAmerican Asset Servicing Group, Inc., a Delaware corporation, each of whom has executed and delivered a Guaranty Agreement dated the date hereof and (ii) each New Subsidiary who executes and delivers a Guaranty Agreement subsequent to the date hereof in accordance with Section 8.10 of this Agreement, together with their respective successors and assigns.

“Guarantor Collateral” means Collateral owned by a Guarantor.

“Guarantor Pledge Agreement” means collectively (i) the Pledge Agreement dated the date hereof executed and delivered by the Guarantors in favor of the Agent for the ratable benefit of the Lenders and (ii) each Pledge Agreement or joinder agreement executed and delivered by a New Subsidiary subsequent to the date hereof in accordance with Section 8.10 of this Agreement, in each case together with all modifications thereto, extensions thereof and substitutions therefor.

“Guarantor Security Agreement” means collectively (i) the Security Agreement dated the date hereof executed and delivered by the Guarantors in favor of the Agent and the Lenders and (ii) each Security Agreement or joinder agreement executed and delivered by a New Subsidiary subsequent to the date hereof in accordance with Section 8.10 of this Agreement, in each case together with all modifications thereto, extensions thereof and substitutions therefor.

“Guaranty Agreement” means collectively (i) the Guaranty Agreement dated the date hereof executed and delivered by the Guarantors in favor of the Agent and the Lenders and (ii) each Guaranty Agreement or joinder agreement executed and delivered subsequent to the date hereof by a New Subsidiary in favor of the Agent and the Lenders, in each case together with all modifications thereto, extensions thereof and substitutions therefor.

“Indebtedness” means (i) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet as at the date on which Indebtedness is to be determined, and (ii) whether or not so reflected, all indebtedness, contingent or otherwise and whether unsecured or secured by any Lien, and all capitalized lease obligations.

“Intellectual Property Rights” means all patents and patent applications, trademarks, copyrights, trade names, trade dress, trade secrets, service marks, trademark and service mark registrations and applications, registrations and renewals thereof, confidential research, development and commercial information, know how and other proprietary information, together with any licenses of and license agreements pertaining to any of the foregoing, all rights corresponding to the foregoing and all other rights of any kind whatsoever accruing thereunder or pertaining thereto, together in each case with the goodwill of the business connected with the use of and symbolized by each such trademark and service mark.

“Interest Payment Date” means the first day of each month commencing in the month following the month in which the Closing Date occurs and on the Revolving Loan Termination Date. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall, except as otherwise provided in Section 3.9(b) hereof, be deemed to be the next succeeding Business Day.

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“Interest Period” is defined in Section 3.8 hereof.

“Interest Rate Contract” means any agreement (including any master agreement and any agreement, whether or not in writing, relating to any single transaction) that is an interest rate swap agreement, basis swap, forward rate agreement, commodity swap, commodity option, equity or equity index swap or option, bond option, interest rate option, forward foreign exchange agreement, rate cap, collar or floor agreement, currency swap agreement, cross-currency rate swap agreement, swaption, currency option or any other similar agreement, including any option to enter into any of the foregoing, or any combination of any of the foregoing, and other similar agreements or arrangements designed to provide protection against fluctuations in interest rates or currency exchange rates, pursuant to which the Borrower has obligations to any Lender that may require payment in the future by the Borrower.

“Internal Rating” means the scale ranging from 1 to 5 by which the Borrower rates FCC Loans, all as disclosed in the Borrower’s most recent filing with the SEC.

“Investment Advisor” means Full Circle Advisors, LLC, a Delaware limited liability company.

“Investment Advisory Agreement” means that certain investment advisory agreement dated July 13, 2010, as the same may be amended from time to time, between the Borrower and the Investment Advisor.

“Landlord Waiver” means, individually and collectively, the landlord waivers from the landlord of each of the Investment Advisor’s, Borrower’s and Guarantors’ facilities in favor of the Agent and the Lenders.

“Late Charge” is defined in Section 3.22 hereof.

“Laws” means all ordinances, statutes, rules, regulations, codes, orders, injunctions, writs or decrees of any government, whether federal, state, municipal or local, or any political subdivision or agency thereof, or of any court, board or similar entity established by any of the foregoing.

“LIBOR Rate” means a rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the composite London Interbank Offered Rate for the Interest Period which appears on the Reuters Screen LIBOR01 Page (or any successor page) as of 11:00 a.m. London time on the date that is two London Banking Days preceding the first day of the Interest Period (or if not reported thereon, then as determined by the Bank from another recognized source or interbank quotation). In the event that the Board of Governors of the Federal Reserve System shall impose a Reserve Percentage with respect to LIBOR deposits of the Bank, then for any period during which such Reserve Percentage shall apply, LIBOR shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage. This rate shall be subject to change by the Agent automatically and immediately as of the date of such change, without notice from the Agent to the Borrower or any other obligor or guarantor for the Obligations.

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“Lien” means (a) any lien, judicial lien, assignment, charge, conditional sale or other title retention agreement, lease constituting a capital lease, hypothecation, mortgage, pledge or other security interest, encumbrance or title retention agreement of any kind, whether legal or equitable, in respect of any property of a Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of a Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general unsecured creditors of such Person; (c) any Indebtedness for wages or Indebtedness arising for any other reason which is unpaid more than 30 days after the same shall have become due and payable and which, if unpaid, might by Section 507 of the Bankruptcy Code or any other law (whether or not the events or conditions (other than the existence of such Indebtedness or the initiation of legal proceedings available generally to unsecured creditors) set forth in such law have occurred or been satisfied) be given any priority whatsoever over general unsecured creditors of such Person; and (d) the filing of, or any agreement to give, any financing statement under the UCC or its equivalent in any jurisdiction.

“Loan Documents” collectively means this Agreement, the Revolving Notes, the Security Agreements, the Pledge Agreements, the Lockbox Agreement, the Guaranty Agreement, the Cooperation Agreement, the Landlord Waivers, the Perfection Certificate, any Interest Rate Contract, the Fee Letter and all other documents, agreements, instruments, financing statements, certificates and opinions evidencing, securing or executed and/or delivered in connection with the Revolving Loans or any other Obligations, together with all modifications to, extensions of and substitutions for any of the foregoing.

“Loan Receivable” means, as to each FCC Loan, all principal owing to the Borrower or a Guarantor (in its capacity as lender) under such FCC Loan.

“Lockbox Agreement” means the lockbox agreement between the Borrower and the Agent, together with all modifications thereto, extensions thereof and substitutions therefor.

“London Banking Day” shall mean, with respect to Revolving LIBOR Loans, any day on which commercial banks are open for international business (including dealings in U.S. Dollar ($) deposits) in London, England, and New York.

“Major Event” is defined in Section 12.4 hereof.

“Margin Stock” means “margin stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System.

“Materially Adverse Effect” means, relative to any occurrence, event, condition or circumstance, or any change therein, of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), a materially adverse effect on: (i) the assets of or the business, revenues, financial condition, operations or prospects of the Borrower; (ii) the ability of the Borrower to timely or fully perform any of the payment or other material obligations involving any of its Debt; (iii) the Collateral, or the Agent’s Liens on the Collateral or the priority of such Liens, in each case taken as a whole; or (iv) the validity or enforceability of any of the Loan Documents or any of the right or remedies of the Agent or the Lenders thereunder.

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“Minimum Excess Availability” means $2,000,000 or, following a Qualifying Issuance, $3,500,000.

“Monies” means (i) all cash at any time on deposit with or held by the Agent or any other bank or institution for the account of the Borrower, (ii) all accounts of the Borrower with the Agent or any other bank or institution, (iii) all investments and reinvestments of amounts from time to time credited to such accounts, and (iv) all interest, dividends, distributions and other proceeds payable on or with respect to such investments and reinvestments and such accounts.

“New Subsidiary” is defined in Section 8.12 hereof.

“Non-Consenting Lender” means a Lender whose consent is necessary but not obtained in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby.”

“Non Pro Rata Loan” is defined in Section 3.8 hereof.

“Notices” is defined in Section 12.12 hereof.

“Obligations” means each and every promise, agreement, covenant, debt and all other liabilities, obligations and Indebtedness of the Borrower, its successors or assigns, to the Lenders or any Lender or the Agent, whether primary, secondary, contingent, direct, or indirect, howsoever incurred, created, arising or evidenced, whether presently or hereafter existing, evidenced, arising or becoming due, which such promise, agreement, covenant, debt, liabilities, obligations or indebtedness arises from or in connection with the Revolving Loan or under this Agreement, the Revolving Note or any other Loan Documents, or any refinancings, substitutions, extensions, renewals, replacements and modifications for or of the foregoing, or the enforcement by the Agent or the Lenders of their rights and remedies under any or all of the foregoing (including all costs, expenses and reasonable attorneys’ and fees and expenses incurred by the Agent or the Lenders), including any of the foregoing that arises after the filing of a petition by or against the Borrower under any insolvency or related proceeding, even if the obligations do not accrue because of the automatic stay under bankruptcy laws or otherwise. Without limiting the generality of the foregoing, the term “Obligations” shall include all Bank Costs, field examination fees and other fees payable to any Lender or the Agent under this Agreement.

“Out-of-Formula Revolving Loans” is defined in Section 12.6 hereof.

“Perfection Certificate” means the Perfection Certificate dated on or about the Closing Date executed and delivered by the Borrower to the Agent.

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“Permitted Indebtedness” means (a) accrued expenses and current trade accounts payable incurred in the ordinary course of Borrower’s business that are not more than 90 days past due or which are being contested in good faith by appropriate proceedings and subject to the establishment of appropriate reserves, (b) Indebtedness (other than Indebtedness for borrowed money) arising in connection with transactions in the ordinary course of the Borrower’s business in connection with its purchasing of securities, hedging agreements entered into for financial planning purposes and not for speculative purposes, reverse repurchase agreements or dollar rolls to the extent such transactions are permitted under the 1940 Act, (c) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal, so long as such judgments or awards do not constitute an Event of Default under Section 9.4, (d) Indebtedness incurred in the ordinary course of business to finance equipment and fixtures; provided that such Indebtedness does not exceed $100,000 in the aggregate at any time outstanding; and (e) Subordinated Debt.

“Permitted Liens” means any Liens: (i) provided for hereunder or under the Loan Documents in favor of the Agent; (ii) for taxes or assessments not yet due and payable; (iii) which arise out of pledges or deposits under any Laws relating to workers' compensation, unemployment insurance, old age pensions or other social security or retirement benefits; (iv) deposits to secure the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) created by or existing from any litigation or legal proceeding, provided that the execution or other enforcement of such Liens is effectively stayed, the claims secured thereby are being actively contested in good faith by appropriate proceedings, adequate book reserves have been established in accordance with GAAP with respect thereto and no Default or Event of Default arises or is created as a result thereof; (vi) created by customary rights of setoff and liens upon (A) deposits of cash in favor of banks or other depository institutions in which such cash is maintained in the ordinary course of business, (B) cash and financial assets held in securities accounts in favor of banks and other financial institutions with which such accounts are maintained in the ordinary course of business and (C) assets held by a custodian in favor of such custodian in the ordinary course of business, in the case of each of clauses (A) through (C) above, securing payment of fees, indemnities, charges for returning items and other similar obligations; (vii) to secure the Debt permitted under Section 8.16, but only if and to the extent such Lien is limited to the particular equipment or good being acquired by the Borrower; and (viii) Liens on equity interests in any SBIC Subsidiary in favor of the SBA.

“Permitted SBIC Guarantee” means a guarantee by the Borrower of SBA Indebtedness of an SBIC Subsidiary on SBA’s then applicable form, provided that the recourse to the Borrower thereunder is expressly limited only to periods after the occurrence of an event or condition that is an impermissible change in the control of such SBIC Subsidiary.

“Person” means any individual, sole proprietorship, joint venture, partnership, association, unincorporated organization, limited liability company, joint stock company or association, trust, corporation, entity, institution or government body (or agency or political subdivision thereof).

“Pledge Agreement” means collectively the Borrower Pledge Agreement and the Guarantor Pledge Agreement.

“Prepayment Premium” is defined in Section 4.4 hereof.

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“Property” collectively means the real property described on Schedule 7.15, together with any other property on which the Borrower or any of its Affiliates hereafter conducts business.

“Qualifying Issuance” means the issuance by the Borrower subsequent to the Closing Date of Subordinated Debt or equity securities the proceeds from which (net of customary closing and underwriting costs) equal or exceed $10,000,000.

“Required Lenders” means, as of the date of determination thereof, those Lenders holding in excess of 66-2/3% of the Commitments or, in the event that no Commitments are outstanding hereunder, those Lenders holding at least 66-2/3% in aggregate principal amount of the Revolving Loans outstanding hereunder. To the extent there are no more than two Lenders, all such Lenders.

“Reserve Percentage” shall mean the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against “Euro-currency Liabilities” as defined in Regulation D.

“Revolving Base Rate Loan” means a Revolving Loan bearing interest at the Base Rate plus the Applicable Margin.

“Revolving Commitment” means $32,500,000.

“Revolving Commitment Fee” is defined in Section 4.1 hereof.

“Revolving LIBOR Loan” means a Revolving Loan bearing interest at the LIBOR Rate plus the Applicable Margin.

“Revolving Loans” is defined in Section 2.1(a) hereof.

“Revolving Loan Termination Date” means June 3, 2016.

“Revolving Notes” is defined in Section 2.2 hereof.

“SBA” means the United States Small Business Administration or any Governmental Authority succeeding to any or all of the functions thereof.

SBIC Subsidiary” means any Subsidiary of the Borrower (or such Subsidiary’s general partner or manager entity) that is (x) a “small business investment company” licensed by the SBA (or that has applied for such a license and is actively pursuing the granting thereof by appropriate proceedings promptly instituted and diligently conducted) under the Small Business Investment Act of 1958, as amended, and (y) designated in writing by the Borrower as an SBIC Subsidiary, so long as:

(a)          other than pursuant to a Permitted SBIC Guarantee or the requirement by the SBA that the Borrower make an equity or capital contribution to the SBIC Subsidiary in connection with its incurrence of SBA Indebtedness, no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Person (i) is Guaranteed by the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary), (ii) is recourse to or obligates the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) in any way, or (iii) subjects any property of the Borrower or any of its Subsidiaries (other than any SBIC Subsidiary) to the satisfaction thereof;

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(b)          other than pursuant to a Permitted SBIC Guarantee, neither the Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding with such Person other than on terms no less favorable to the Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Borrower or such Subsidiary;

(c)          neither the Borrower nor any of its Subsidiaries (other than any SBIC Subsidiary) has any obligation to such Person to maintain or preserve its financial condition or cause it to achieve certain levels of operating results;

(d)          such Person has not Guaranteed or become a co-borrower under, and has not granted a security interest in any of its properties to secure, and the equity interests it has issued are not pledged to secure, in each case, any indebtedness, liabilities or obligations of the Borrower.

Any designation by the Borrower under clause (y) above shall be effected pursuant to a certificate of an Authorized Officer delivered to the Agent, which certificate shall include a statement to the effect that, to the best of Borrower’s knowledge, such designation complies with the foregoing conditions.

“SEC” means the Securities and Exchange Commission.

“Security Agreements” means, collectively, the Borrower Security Agreement and the Guarantor Security Agreement.

“Security Value of Eligible Cash-Flow Loans Receivable” means 20%, or such lesser percentage as the Agent may determine to be appropriate from time to time based upon the Agent’s reasonable assessment of the quality and nature of the Eligible Cash Flow Loans Receivable taken as a whole; provided, however, the Security Value of Eligible Cash-Flow Loans Receivable with respect to which The Finance Company, LLC is the FCC Borrower shall not exceed $1,200,000.

“Security Value of Eligible Loans Receivable” means 80%, or such lesser percentage as the Agent may determine to be appropriate from time to time based upon the Agent’s assessment of the quality and nature of the Eligible Loans Receivable taken as a whole; provided, however, the Security Value of Eligible Loans Receivable with respect to which The Finance Company, LLC is the FCC Borrower is $0.

“Senior Loans” is defined in Section 3.8 hereof.

“Senior Officer” means the president, chief executive officer or chief financial officer of the Borrower.

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“Subordinated Debt” means Debt of the Borrower if, but only to the extent that, it is unsecured and the payment thereof is and remains at all times subordinated to the Obligations on terms and conditions that have been approved in writing by the Required Lenders. The Borrower shall deliver to the Agent and its counsel the Indenture, dated on or about the date hereof, between the Borrower, as issuer, and U.S. Bank National Association, as trustee (the “Indenture”), for approval by the Required Lenders, which approval shall be deemed granted if the Required Lenders shall not have objected to the terms of the Indenture within three (3) Business Days of the Borrower presenting it to the Agent and its counsel. In addition, solely with respect to the anticipated issuance of securities by the Borrower pursuant to its registration statement on Form N-2 (No. 333-188280), the Borrower shall deliver to the Agent and its counsel the description of securities contained therein, in final form with regard to the manner in which such securities are subordinated to the Obligations, for approval by the Required Lenders, which approval shall be deemed granted if the Required Lenders shall not have objected thereto within three (3) Business Days of the Borrower presenting it to the Agent and its counsel and such subordination provisions are not thereafter modified in any respect in any manner adverse to the Lenders. The approval process contained in this definition is applicable solely for purposes of the issuance of Subordinated Debt by the Borrower pursuant to the foregoing registration statement and shall not apply to any future issuances of Subordinated Debt.

“Subsidiary” with respect to any Person means any corporation or other business entity of which more than fifty percent (50%) of the outstanding common stock or other ownership interests is owned, directly or indirectly, by such Person.

“Tangible Capital Funds” means, as of any date, the consolidated assets of the Borrower and its Subsidiaries minus their consolidated liabilities, all as determined in accordance with GAAP, but excluding from such assets (a) all amounts due to the Borrower from (i) Affiliates of the Borrower or any Guarantor, (ii) managers or officers of the Borrower or any Guarantor, and (iii) employees of the Borrower or any Guarantor, (b) investments of the Borrower in Affiliates or Subsidiaries, other than Subsidiaries that are Guarantors; and (c) all other items that would be considered “intangible assets” under GAAP plus Subordinated Debt.

“UCC” means the version of the Uniform Commercial Code as enacted in New York, as amended from time to time.

“Website Posting” is defined in Section 12.13 hereof.

1.2           Accounting and UCC Terms. Any accounting terms used but not otherwise defined herein shall have their customary meanings as defined in, pursuant to, or in accordance with GAAP. Unless the express terms of this Agreement or the context clearly requires a different interpretation, all financial terms and measurements with regard to the Borrower shall be deemed to refer to the consolidated information for the Borrower and its Subsidiaries. All other terms used but not otherwise defined herein shall have the meanings provided by the UCC to the extent said terms are used or defined therein.

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1.3           Construction. In this Agreement and each other Loan Document, unless a clear contrary intention appears: (i) the singular number includes the plural number, and vice versa; (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually; (iii) reference to any gender includes each other gender; (iv) references to any agreement (including this Agreement and the Schedules, Appendices and Exhibits hereto), document or instrument means such agreement, document or instrument as amended, extended, supplemented or replaced and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof and reference to any promissory note includes any promissory note which is an extension or renewal thereof or a substitute or replacement therefor; (v) unless the context indicates otherwise, reference to any Article, Section, Appendix, Schedule or Exhibit means such Article or Section hereof or Schedule, Appendix or Exhibit hereto; (vi) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof, (vii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term; and (viii) relative to the determination of any period of time, “from” means “from and including” and “to” and “through” means “to but excluding.”

1.4           GAAP Issues. If, after the date of this Agreement, there shall occur any change in GAAP and such change shall result in a change in the method of calculation of any financial covenant, standard or term found in this Agreement, either the Borrower or the Required Lenders may, by notice to the other Lenders and the Borrower, respectively, require that the Lenders and the Borrower negotiate in good faith to amend such covenant, standard or term so as equitably to reflect such change in GAAP, with the desired result being that the criteria for evaluating the financial condition of the Borrower shall be the same as if such change had not been made.

1.5           Approval Right. Wherever pursuant to this Agreement (i) the Agent or the Lenders exercise any right given to it or them to approve or disapprove, (ii) any arrangement or term is to be satisfactory to the Agent or the Lenders, or (iii) any other decision or determination is to be made by the Agent or the Lenders, the decision of the Agent or the Lenders to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by the Agent or the Lenders shall be in the sole and absolute discretion of the Agent or the Lenders, as the case may be, except as may be otherwise expressly provided herein.

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SECTION 2.          CREDIT FACILITIES.

2.1          Revolving Loans.

(a)          Subject to the terms and conditions of this Agreement, the Lenders agree to lend to the Borrower from time to time until the Revolving Loan Termination Date such sums, in a minimum amount as set forth in Section 3.4 hereof, as the Borrower may request from time to time by a Borrowing Notice pursuant to Section 3.5 hereof; provided, however, that (i) with regard to the Lenders collectively, the aggregate principal amount of all loans outstanding under this Section 2.1(a) (individually, a “Revolving Loan” and, collectively, the “Revolving Loans”) shall not exceed the lesser of the Revolving Commitment or the Borrowing Base and (ii) with regard to each Lender individually, such Lender’s proportionate share of the Revolving Commitment outstanding at any time shall not exceed the lesser of such Lender’s proportionate share of the Revolving Commitment or such Lender’s proportionate share of the Borrowing Base. Notwithstanding the foregoing, the Agent shall have the right to establish reserves, in the exercise of its reasonable discretion, in such amounts, and with respect to such matters, as the Agent shall deem necessary or appropriate, against the amount of Revolving Loans which the Borrower may otherwise request under this Section 2.1(a).

(b)          Each borrowing of Revolving Loans shall be made ratably from the Lenders in proportion to their respective Revolving Commitments. Subject to the terms and conditions hereof, the Borrower may borrow or repay and reborrow hereunder, from the date hereof until the Revolving Loan Termination Date. The maximum amount of the Revolving Commitment of each Lender, which is also the maximum amount of Revolving Loans which each Lender agrees to extend to the Borrower, shall be as set forth opposite its name on the applicable signature page hereto (subject to any reductions thereof pursuant to the term hereof). The obligations of the Lenders hereunder are several and not joint, and no Lender shall under any circumstances be obligated to (i) extend credit hereunder in excess of its Commitment, or (ii) fund another Lender's ratable portion of any Revolving Loan requested by the Borrower. Revolving Loans may consist of Revolving Base Rate Loans or Revolving LIBOR Loans.

2.2          Revolving Notes. In order to evidence the Revolving Loans, at the time of the making of the initial Revolving Loan, the Borrower shall execute and deliver a revolving note, payable to the order of each Lender in the principal amount of its Revolving Commitment substantially in the form of Exhibit A hereto, with appropriate insertions (individually, a “Revolving Note” and, collectively, the “Revolving Notes”). The Revolving Notes shall bear and pay interest and mature on the dates as set forth therein and herein.

2.3          Use of Proceeds of Revolving Loans. The proceeds of the Revolving Loans shall be used by the Borrower for working capital purposes, including for purposes of making FCC Loans.

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SECTION 3.          GENERAL PROVISIONS APPLICABLE TO REVOLVING LOANS.

3.1           Applicable Interest Rates. The Borrower may elect that each Borrowing of Revolving Loans be made by means of a Revolving Base Rate Loan or a Revolving LIBOR Loan; provided, however, that (i) there shall not be more than four Revolving LIBOR Loans outstanding at any time and (ii) upon the occurrence of a Default or an Event of Default, the Borrower shall not be permitted to obtain, continue, or convert Revolving Base Rate Loans to, Revolving LIBOR Loans.

3.2           Base Rate Loans. Each Revolving Base Rate Loan made by the Lenders shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Revolving Base Rate Loan is made until maturity (whether by acceleration or otherwise) at a fluctuating rate per annum equal to the Base Rate plus the Applicable Margin, with such interest to be payable (whether by acceleration or otherwise) in accordance with Section 3.11 hereof.

3.3           LIBOR Loans. Each Revolving LIBOR Loan made by the Lenders shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) on the unpaid principal amount thereof from the date such Revolving LIBOR Loan is made until maturity (whether by acceleration or otherwise) at a rate per annum equal to the LIBOR Rate plus the Applicable Margin, payable (whether by acceleration or otherwise) in accordance with Section 3.11 hereof.

3.4           Minimum LIBOR Borrowing. Each Borrowing of Revolving LIBOR Loans shall be in an amount not less than $1,000,000. Revolving LIBOR Loans exceeding $1,000,000 shall be in integral multiples of $500,000 in excess thereof.

3.5           Notice to the Agent. The Borrower shall give electronic mail or telecopy notice to the Agent in the form attached hereto as Exhibit B (the “Borrowing Notice”), which notice shall be irrevocable once given, by no later than 12:00 p.m. (New York time) (i) on the date at least three Business Days prior to the date of each requested Borrowing of Revolving LIBOR Loans, and (ii) on the date of any requested Borrowing of Revolving Base Rate Loans. Each such notice shall specify the date of the requested Borrowing (which shall be a Business Day), the amount of the requested Borrowing, the type of Revolving Loans to comprise such Borrowing (if no election as to type of Borrowing is specified in any such notice, then the requested Borrowing shall be of Revolving Base Rate Loans), and if such Borrowing is to be comprised of Revolving LIBOR Loans, the Interest Period applicable thereto (which, if not specified by the Borrower, shall be deemed to be one month).

3.6           Notice to the Lenders. The Agent shall give prompt notice by electronic mail or telecopy to each of the Lenders of any Borrowing Notice received pursuant to Section 3.5 above and, if such notice requests the Lenders to make Revolving LIBOR Loans, the Agent shall give notice to the Borrower and each of the Lenders by like means of the interest rate applicable thereto promptly after the Agent has made such determination.

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3.7           Borrower's Failure to Notify. In the event the Borrower fails to give notice pursuant to Section 3.5 above of the reborrowing of the principal amount of any maturing Borrowing (a “Refunding Borrowing”) and has not notified the Agent by 12:00 noon (New York time) on the day such Borrowing matures, or three Business Days prior to the date on which such Borrowing matures with respect to Revolving LIBOR Loans, that it intends to repay such Borrowing with funds not borrowed hereunder, the Borrower shall be deemed to have requested a Borrowing of Revolving Base Rate Loans on such day in the amount of the maturing Borrowing then due, in each case subject to Section 6 hereof, which new Borrowing shall be applied to pay, as the case may be, the maturing Borrowing then due.

3.8           Disbursement of Revolving Loans. Not later than 2:00 p.m. (New York time) on the date of any Borrowing (a “Funding Date”) of Revolving LIBOR Loans or Revolving Base Rate Loans, each Lender shall make available its pro rata share of each Revolving Loan in immediately available funds to the Agent, except to the extent such Borrowing is either a reborrowing, in whole or in part, of the principal amount of a maturing Borrowing of Revolving Loans, in which case each Lender shall record the Revolving Loan made by it as a part of such Refunding Borrowing on its books or records or on a schedule to the appropriate Revolving Note, as provided in Section 3.16 hereof, and shall effect the repayment, in whole or in part, as appropriate, of its maturing Revolving Loan through the proceeds of such new Revolving Loan. Subject to Section 6 hereof, the Agent shall (i) make the proceeds of each Borrowing available to the Borrower at its account with the Agent or (ii) disburse the proceeds in accordance with the Borrower’s written instructions which are reasonably acceptable to the Agent.

Nothing in this Section 3.8 shall be deemed to relieve any Lender of its obligation hereunder to make its pro rata share of Revolving Loans on the requested date of Borrowing, nor shall any Lender be responsible for the failure of any other Lender to perform its obligations to make any Revolving Loan hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make a Revolving Loan. In the event that the applicable conditions for funding set forth hereunder have been satisfied, and a Lender for any reason fails or refuses to fund its pro rata share of a Revolving Loan (the funded portion of such Revolving Loan being hereinafter referred to as a “Non Pro Rata Loan” and such Lender being hereinafter referred to as a “Defaulting Lender”), then, until such time as such Defaulting Lender has fully funded its pro rata share of the subject Revolving Loan or all other Lenders have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Non Pro Rata Loan, all of the Obligations owing to such Defaulting Lender hereunder shall be subordinated in right of payment, as provided in the following sentence, to the prior payment in full of all principal, interest and fees in respect of all Non Pro Rata Loans in which the Defaulting Lender has not funded its pro rata share (such principal, interest and fees being referred to as “Senior Loans”). All amounts paid by the Borrower and otherwise due to be applied to the obligations owing to the Defaulting Lender pursuant to the terms hereof shall be distributed by the Agent to the other Lenders in accordance with their respective pro rata shares (recalculated for purposes hereof to exclude the Defaulting Lender's Commitment), until all Senior Loans have been paid in full. This provision governs only the relationship among the Agent, the Defaulting Lender, and the other Lenders and nothing hereunder shall limit the obligation of the Borrower to repay all of the Revolving Loans in accordance with the terms of this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 3.8 shall apply and be effective regardless of whether an Event of Default has occurred or is existing, and notwithstanding any instruction of the Borrower as to its desired application of payments.

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3.9          Interest Periods. As provided in Section 3.5 hereof, at the time of each request for the Borrowing of Revolving LIBOR Loans hereunder, the Borrower shall select an Interest Period applicable to such Revolving LIBOR Loans from among the available options. The term “Interest Period” means the period commencing on the date a Borrowing of Revolving LIBOR Loans is made and ending on the date, as the Borrower may select, one month, two months or three months thereafter; provided, however, that:

(a)          the Borrower may not select an Interest Period that extends beyond the Revolving Loan Termination Date;

(b)          whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall be extended to the next succeeding Business Day, provided, that, if such extension would cause the last day of such Interest Period to occur in the following calendar month, the last day of such Interest Period shall be the immediately preceding Business Day; and

(c)          for purposes of determining the Interest Period for a Borrowing of Revolving LIBOR Loans, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Business Day of a calendar month, then such Interest Period shall end on the last Business Day of the immediately succeeding calendar month.

3.10        Maturity of Revolving LIBOR Loans. Each Revolving LIBOR Loan shall mature and become due and payable by the Borrower on the last day of the Interest Period applicable thereto.

3.11        Repayment.

(a)          Interest under the Revolving Notes shall be payable on each Interest Payment Date applicable to the Revolving Base Rate Loans and the Revolving LIBOR Loans outstanding thereunder. Subject to the Agent’s and the Lenders’ right of acceleration upon the occurrence of an Event of Default, all principal, interest and other amounts outstanding under the Revolving Notes shall be immediately due and payable on the Revolving Loan Termination Date, without any requirement of notice or otherwise.

(b)           Notwithstanding the provisions of Section 3.11(a) hereof, if at any time and for any reason the aggregate principal amount of the Revolving Loans outstanding hereunder exceeds the lesser of the Revolving Commitment or the Borrowing Base, the Borrower shall immediately notify the Agent of the existence of, and pay to the Agent the amount of, such excess.

3.12        Prepayments. The Borrower may prepay some or all of the Revolving Loans without premium or penalty (except as otherwise provided in Section 3.16 or Section 4.4) and in whole or in part. All prepayments of the Revolving Loans permitted hereunder shall be made on a Business Day upon prior written notice to the Agent which must be received by the Agent (which shall advise each Lender thereof promptly thereafter) by no later than 11:00 a.m. (New York time) on the date of such prepayment in the case of Revolving Base Rate Loans and by no later than 11:00 a.m. (New York time) on the date three Business Days in advance of the date of such prepayment in the case of Revolving LIBOR Loans, such prepayment to be made by the payment of the principal amount to be prepaid and, in the case of Revolving LIBOR Loans, accrued interest thereon and any compensation required by Section 3.16 hereof.

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3.13       Reborrowings. Any amount paid or prepaid on the Revolving Loans before the Revolving Loan Termination Date may, subject to the terms and conditions of this Agreement, be borrowed, repaid and borrowed again from time to time.

3.14       Default Rate. Upon the occurrence of an Event of Default, in addition to such other and further rights and remedies as provided by law or under any of the Loan Documents, each Revolving Loan or other monetary Obligation shall bear interest (computed on the basis of a year of 360 days and the actual days elapsed) from the date such payment was due until such Loan or other monetary Obligation is paid in full, payable on demand at a rate per annum (the “Default Rate”) equal to five percent (5%) in excess of the Base Rate.

3.15       Record of Borrowings and Payments. Each Lender shall record on its books or records or on a schedule to the appropriate Revolving Note the amount of each Revolving Loan made by it to the Borrower, the Interest Period thereof (if applicable), all payments of principal and interest made by the Borrower, and the principal balance from time to time outstanding thereon, the interest rate applicable thereto, and the type of such Revolving Loan. The record thereof, whether shown on such books or records of a Lender or on a schedule to any Revolving Note, shall be prima facie evidence as to all such amounts; provided, however, that the failure of any Lender to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Revolving Loans made hereunder, together with accrued interest thereon. At the request of any Lender and upon such Lender tendering to the Borrower the Revolving Note to be replaced, the Borrower shall furnish a new Revolving Note to such Lender to replace any outstanding Revolving Note and at such time the first notation appearing on a schedule on the reverse side of, or attached to, such Revolving Note shall set forth the aggregate unpaid principal amount of all Revolving Loans, if any, then outstanding thereon.

3.16       Funding Indemnity. In the event any Lender shall incur any loss, cost or expense (including, without limitation, any loss of profit, and any loss, cost or expense incurred by reason of the liquidation or re employment of deposits or other funds acquired by such Lender to fund or maintain any Revolving LIBOR Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)          any payment (including prepayment) of a Revolving LIBOR Loan on a date other than the last day of its Interest Period for any reason, whether before or after an Event of Default, and whether or not such payment is required by any provisions of this Agreement; or

(b)          any failure (because of a failure to meet the conditions of Section 6 or otherwise) by the Borrower to borrow a Revolving LIBOR Loan on the date specified in a notice given pursuant to Section 3.5 hereof, then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Agent, a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be deemed rebuttable presumptive evidence of the correctness thereof.

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3.17       Change of Law. Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time after the date hereof any change in applicable Law or in the interpretation thereof makes it unlawful for any Lender to make or continue to maintain Revolving LIBOR Loans or to give effect to its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower, with a copy to the Agent, and such Lender's obligations to make or maintain Revolving LIBOR Loans under this Agreement shall terminate until it is no longer unlawful for such Lender to make or maintain Revolving LIBOR Loans. The Borrower shall prepay on demand the outstanding principal amount of any such affected Revolving LIBOR Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement.

3.18       Unavailability or Inadequacy of LIBOR. Notwithstanding any other provision of this Agreement, if on or prior to the first day of any Interest Period for any Borrowing of Revolving LIBOR Loans:

(i)          the Agent advises the Borrower that deposits in United States Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period; or

(ii)         the Required Lenders advise the Agent that the LIBOR Rate as determined by the Agent will not adequately and fairly reflect the cost to such Lenders of funding their Revolving LIBOR Loans for such Interest Period, then the Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make Revolving LIBOR Loans shall be suspended.

3.19       Increased Cost and Reduced Return.

(i)          If on or after the date hereof, the adoption of any applicable Law, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(A)        shall subject any Lender to any tax, duty or other charge with respect to the Revolving Loans, its Revolving Note or its obligation to make Revolving Loans, or shall change the basis of taxation of payments of any Lender of the principal of or interest on the Revolving Loans or any other amounts due under this Agreement in respect of its Revolving Loans or its obligation to make Revolving Loans (except for Excluded Taxes); or

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(B)        shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Revolving LIBOR Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender or shall impose on any Lender or on the interbank market any other condition affecting the Revolving Loans, its Revolving Note or such Lender's obligation to make Revolving Loans;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any Revolving Loan, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Revolving Note with respect thereto, by an amount deemed by such Lender to be material, then, within 15 days after demand by such Lender (with a copy to the Agent), the Borrower shall be obligated to pay such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (computed commencing on the effective date of any event mentioned herein). Each Lender agrees to use commercially reasonable efforts to give the Borrower notice of the occurrence of any event mentioned herein.

(ii)         If any Lender shall determine that the adoption of or effectiveness after the date hereof of any applicable Law regarding capital adequacy, or any change in any existing Law, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or any of its branches or any entity controlling such Lender (or any of its branches or any entity controlling such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's or such entity's capital, as the case may be, as a consequence of such Lender's obligations hereunder or for the credit which is the subject matter hereof to a level below that which such Lender or such entity could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or such entity's policies with respect to liquidity and capital adequacy) or as a consequence of an increase in the amount of capital required to be maintained by such Lender or the Agent (including in each case, without limitation, with respect to the loans or advances made hereunder), then from time to time, within fifteen (15) days after demand by such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Upon determining in good faith that any additional amounts will be payable pursuant to this Section 3.19, such Lender will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts (which statement shall be deemed true and correct absent manifest error), although any delay in giving any notice shall not release or diminish the Borrower’s obligation to pay additional amounts pursuant to this Section 3.19.

3.20       Lending Offices. Subject to Section 3.23 below, each Lender may, at its option, elect to make its Revolving Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a notice to the Borrower and the Agent.

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3.21       Discretion of Lender as to Manner of Funding. Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each Revolving LIBOR Loan through the purchase of deposits in the relevant market having a maturity corresponding to such Revolving Loan's Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

3.22       Late Charge. Without limitation of any other term or provision contained herein or in any of the Loan Documents, in the event any principal or interest payment due hereunder or under any of the Revolving Notes or any other Loan Document is not received by the Agent within five days of the applicable due date, the Borrower shall, concurrently with making each such payment, pay to the Agent for the ratable benefit of the Lenders a late charge (the “Late Charge”) equal to five (5%) percent of the amount of the delinquent payment or $25.00, whichever is greater. The Borrower acknowledges that the Late Charge (i) is a material inducement to the Agent and the Lenders to enter into this Agreement and (ii) represents a reasonable estimate of the costs which will be incurred by the Agent and the Lenders as a result of the additional review, monitoring, administrative and collection efforts occasioned by the delinquent payment. Acceptance by the Agent and the Lenders of payment of a Late Charge shall in no way be construed to be an election of remedies or waiver by the Agent or the Lenders of any of their rights at law or under the terms of this Agreement or the Revolving Notes.

3.23       Mitigation Obligations; Replacement of Lenders.

(a)          If any Lender requests compensation under Sections 3.16, 3.17 or 3.19, or if any Lender is unable to maintain Revolving LIBOR Loans pursuant to Section 3.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 3.19, then such Lender shall use reasonable efforts (subject to overall policy considerations of such Lender) to designate a different lending office for funding or booking its Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if in the sole judgment of such Lender, such designation or assignment would eliminate any prohibition on maintaining Revolving LIBOR Loans, or eliminate or reduce amounts payable pursuant to Sections 3.16, 3.17, 3.18, or 3.19, as the case may be, in the future.

(b)          If any Lender is unable to maintain Revolving LIBOR Loans or requests compensation under Sections 3.16, 3.17, or 3.18, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for account of any Lender pursuant to Section 3.19, or if any Lender becomes a Defaulting Lender, or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort and provided that no Default or Event of Default then exists, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Agent which consent shall not unreasonably be withheld, and (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (excluding, for the avoidance of doubt, any payments under Section 4.4 hereof), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts). A Lender shall not be required to make any such assignment and delegation if prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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SECTION 4.     FEES.

4.1         Revolving Commitment Fee. The Borrower shall pay to the Agent, for the ratable account of the Lenders, a fee equal to one-half of one percent (0.50%) per annum multiplied by the difference between the Revolving Commitment and the average daily outstanding principal balance of the Revolving Loans (the “Revolving Commitment Fee”). The Revolving Commitment Fee shall be computed on the basis of the actual number of days elapsed over a year of 360 days and shall accrue from the date hereof, to and including, the Revolving Loan Termination Date. The Revolving Commitment Fee shall be payable monthly in arrears on the first day of each month.

4.2         Fee Letter. On the Closing Date and thereafter from time to time, the Borrower agrees to pay such fees in the amounts and at the times separately agreed upon between the Borrower and the Agent as set forth in the Fee Letter.

4.3         Prepayment Premium. In the event that the Borrower prepays all amounts due and owing under this Agreement and the Revolving Notes (and regardless of whether such pre-payment occurs prior or subsequent to the occurrence of an Event of Default and the acceleration of the Obligations), the Borrower shall pay to the Agent for the ratable account of the Lenders, a prepayment premium (the “Prepayment Premium”) as follows:

(a)          If such prepayment occurs at any time on or prior to the first anniversary of the date of this Agreement, the Prepayment Premium shall be equal to three percent (3%) of the Revolving Commitment.

(b)          If such prepayment occurs at any time after the first anniversary of the date of this Agreement but on or prior to the second anniversary of the date of this Agreement, the Prepayment Premium shall be equal to one and one-half percent (1-1/2%) of the Revolving Commitment.

(c)          If such prepayment occurs at any time after the second anniversary of the date of this Agreement there shall be no Prepayment Premium.

The Borrower acknowledges and agrees that the provisions of this Section 4.4. are a material inducement for the Agent and the Lenders to enter into this Agreement and, among other things, make available to the Borrower the Revolving Loans at the rates of interest provided herein.

4.4         Field Exam Fee. Promptly upon demand, the Borrower shall pay to the Agent a field examination fee in the amount of $850 per man per day plus the out-of-pocket expenses incurred by the Agent or its representatives in performing each field examination as provided in Section 8.5 hereof.

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4.5         Payment Date. If the due date of any payment under this Section 4 would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day, and such fee shall be due and payable for the period of such extension.

SECTION 5.	COLLATERAL PROCEEDS ACCOUNT; PLACE AND APPLICATION OF PAYMENTS.

5.1         Collateral Proceeds Account. Within three Business Days following the Closing Date, the Borrower shall issue notices, instructing all FCC Borrowers who remit payment on account of their FCC Loans by wire transfer to remit all loan payments to a special bank account maintained with Sovereign Bank, N.A. (the “Collateral Proceeds Account”) over which the Agent shall have sole dominion and control. In addition, the Borrower shall each day wire transfer all collected funds in the Chase Account to the Collateral Proceeds Account. The collected funds in the Collateral Proceeds Account shall be applied by the Agent to reduce the availability under the Borrowing Base and in accordance with the provisions of Section 10.7 hereof.

(b)          Promptly following the request of the Agent, the Borrower shall (i) enter into, and request JP Morgan Chase Bank to enter into, an account control agreement granting the Agent sole dominion over, and a perfected Lien on, the Chase Account and the Monies in it and/or (ii) direct all FCC Borrowers who make payment of FCC Loans by check or other instrument to remit all future payments on account of such FCC Loans directly to a lockbox over which the Agent shall have sole access and control in accordance with the terms and conditions of the Lockbox Agreement to be entered into between the Borrower and the Agent for the benefit of the Lenders. Following the execution and delivery of the Lockbox Agreement and implementation of a lockbox, the Agent shall deposit all amounts from the lockbox into the Collateral Proceeds Account.

5.2         Deposits. For purposes of determining the outstanding amount of Revolving Loans under this Agreement, all funds deposited by 12:00 noon (New York time) each day in the Collateral Proceeds Account (the “Deposited Funds”) shall be applied on the same day to reduce the Obligations, and all funds deposited in the Collateral Proceeds Account after 12:00 noon (New York time) shall be applied on the next succeeding Business Day to reduce the Obligations.

5.3         Payments. All payments of principal of and interest on the Revolving Loans and all payments of fees and all other amounts payable under this Agreement shall be made to the Agent no later than 12:00 noon (New York time) at the principal office of the Agent (or such other location as the Agent may designate to the Borrower) for the ratable account of the Lenders except as otherwise provided in Section 4.3 of this Agreement. Any payments received after such time shall be deemed to have been received by the Agent on the next Business Day. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim.

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5.4         Distribution of Payments; Right to Charge/Set-off. The Agent, in accordance with Section 11.3 hereof, will cause to be distributed like funds relating to the payment of principal or interest on the Revolving Loans or fees ratably to the Lenders (except as otherwise provided in Section 4.3 of this Agreement) and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement. Alternatively, in its sole discretion, the Agent may charge against or debit any deposit account or other Monies of the Borrower on deposit with or in possession of the Agent, including without limitation, the Collateral Proceeds Account, all or any part of any amount due hereunder or under the Revolving Notes. The Agent's and each Lender's right from time to time after the occurrence of an Event of Default hereunder to set off indebtedness owing by the Borrower to the Lenders against Monies, deposits, credits, accounts or other property owned by the Borrower now or at any time in the possession or control of the Agent or any Lender is hereby acknowledged and agreed to by the Borrower.

SECTION 6.       CONDITIONS PRECEDENT.

Notwithstanding any other provisions of this Agreement, the Lenders, at their sole option and in their sole discretion, need not make the initial Revolving Loans to the Borrower, unless the conditions precedent described below are fulfilled or waived by the Required Lenders:

6.1         Delivery of Documents. The delivery of each of the following documents, each of which shall be satisfactory in substance and form to the Agent, by or on behalf of the Borrower to the Agent shall constitute separate and distinct conditions precedent to the effectiveness of this Agreement and the making of any Revolving Loans:

(a)          This Agreement duly executed by the Borrower.

(b)          The Revolving Notes dated as of the Closing Date duly executed by the Borrower and payable to the order of the respective Lenders.

(c)          Each other Loan Document duly executed by the Borrower and/or the Guarantors, as applicable.

(d)          A Borrowing Base Certificate dated as of the Closing Date duly executed by the Borrower.

(e)          UCC-1 financing statements naming the Borrower or each Guarantor as debtor and the Agent as secured party.

(f)          Satisfactory UCC financing statement, judgment, pending litigation, bankruptcy, tax lien, Patriot Act, and other search results with respect to the Borrower and the Guarantors from or of such offices or governmental agencies or bodies as the Agent, in its sole discretion, may request from time to time, indicating that there are no lienors or creditors claiming any interest in the Collateral, except holders of Permitted Liens.

(g)          A certificate of the appropriate Governmental Authority official as of a recent date, as to the good standing of the Borrower and each Guarantor in the state of its formation or organization and each other state where it is qualified to do business as a foreign entity.

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(h)          A certificate of a Senior Officer of the Borrower and each Guarantor as to (i) resolutions authorizing entry into, execution, delivery and performance of its obligations under this Agreement and the other Loan Documents to which it is a party, (ii) the incumbency and signatures of the managers or officers authorized to execute on its behalf the Loan Documents to which it is a party, (iii) its certificate of incorporation and by-laws, certificate of formation and operating agreement or other similar governance documents.

(i)          Written opinion of counsel to the Borrower and Guarantors addressed to the Agent and Lenders and dated as of the Closing Date and covering the matters as the Agent or its counsel may reasonably request, which opinions shall be in form and substance acceptable to the Agent or its counsel.

(j)          Evidence that all filings, recordings and other actions that are necessary or desirable in order to establish and perfect the Agent’s Lien in and to the Collateral as a valid perfected first priority security interest shall have been or shall be duly effected, including, without limitation, the filing of financing statements, the delivery of promissory notes, stock certificates or other negotiable instruments, and the filing or recordation of such other documents as the Agent shall deem necessary or desirable, all in form and substance satisfactory to the Agent, and all fees, taxes and other charges relating to such filings and recordings shall have been paid by the Borrower.

(k)          In form and substance satisfactory to the Agent, results of a credit and field examination and examination of the Borrower’s and Guarantor’s facilities conducted by the Agent.

(l)          In form and substance satisfactory to the Agent, any other documents which the Agent may reasonably request from or to be delivered by the Borrower on or before the date of this Agreement to effectuate the intent of this Agreement and the Loan Documents.

(m)          The legal fees and expenses incurred by the Agent in connection with this Agreement and the transactions described herein, and fees referred to in Section 4 hereof which are then due, shall have been paid to the Agent on the Closing Date.

6.2         Conditions Precedent. The following conditions are conditions precedent to the obligation of the Agent and the Lenders to make or disburse any Revolving Loan at any time requested by the Borrower, and each request by the Borrower for a Revolving Loan shall be deemed to constitute the Borrower's representation and warranty to the Agent and the Lenders that, as of the date of each such request and on which such Revolving Loan is disbursed, all of these conditions have been satisfied:

(a)          No Materially Adverse Effect shall have occurred since the date hereof.

(b)          The representations and warranties set forth in Section 7 hereof and in each Loan Document to which the Borrower is a party shall be true and correct.

(c)          The affirmative and negative covenants set forth herein (including, without limitation, those covenants set forth in Section 8 hereof) and in any other Loan Documents to which the Borrower or a Guarantor is a party, are not in breach or default.

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(d)          No Default or Event of Default shall have occurred and be continuing or would occur as a result of making such Revolving Loan.

(e)          After giving effect to the requested Revolving Loan, the aggregate principal amount of all such Revolving Loans shall not exceed the lesser of the Revolving Commitment or the Borrowing Base.

(f)          Such Revolving Loan shall not violate any order, judgment or decree of any court or other authority or any provision of Law applicable to any Lender (including, without limitation, Regulation U of the Board of Governors of the Federal Reserve System) as then in effect, provided, that, if any such circumstances affects fewer than all the Lenders, then the unaffected Lenders shall not be relieved of their obligations to make a Loan as part of a Refunding Borrowing.

(g)          The Agent shall have received for each Lender the Revolving Note and the notice required by Section 3.5 hereof.

(h)          In form and substance satisfactory to the Agent, any other documents which the Agent may reasonably request from or to be delivered by the Borrower from time to time to effectuate the intent of this Agreement and the Loan Documents.

SECTION 7.       REPRESENTATIONS AND WARRANTIES.

As a further inducement to the Agent and the Lenders to enter into this Agreement and make the Revolving Loans, the Borrower represents and warrants, as of the date hereof, and as of the date of each disbursement of each Revolving Loan, the following, which representations and warranties shall survive the execution and delivery of this Agreement and the Loan Documents and continue until all of the Obligations have been indefeasibly and irrevocably paid, satisfied or discharged in full, regardless of any knowledge, investigation or inquiry by the Agent or Lenders of the Borrower's financial condition or assets:

7.1         Corporate Structure; Business Locations. The Borrower is a corporation, duly organized, validly existing and in good standing under the Laws of the state of its incorporation and is duly qualified to transact business and is in good standing as a foreign corporation in each and every state in which the conduct of its business or the location of its properties requires such qualification. Schedule 7.1 sets forth a complete and correct list of (a) all business or trade names or assumed, alternate or fictitious names utilized within the last five years by the Borrower or any predecessor entity, (b) the jurisdiction of incorporation of the Borrower and all jurisdictions where the Borrower is qualified to do business, (c) all Subsidiaries of the Borrower, their respective jurisdictions of incorporation or formation and all jurisdictions where each such Subsidiary is qualified to do business. The Subsidiary, Art Credit Company, LLC, owns assets with an aggregate value less than $1,000 and is in the process of being dissolved.

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7.2         Authority. The Borrower has all corporate power and authority to own its property and assets and to carry on and engage in its business as it is presently being conducted, and has all licenses, permits, franchises, consents, approvals and authorizations required in connection with the operation of its business as it is presently being conducted. The execution, issuance, delivery, and performance of all documents in connection with this Agreement and the other Loan Documents to which the Borrower is a party or signatory (i) are within the corporate power and authority of the Borrower, (ii) have been duly and properly authorized by all necessary corporate or other action on the part of the Borrower, and (iii) have not resulted in and will not result in (a) the creation or imposition of any Lien of any nature whatsoever (except Liens in favor of the Agent) upon the Borrower's properties or assets; or (b) the violation or contravention of, the occurrence of a default, event of default or any other event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default under, (1) any term or provision of the Borrower's certificate of incorporation or by-laws, (2) any licenses, permits, franchises, consents, approvals or authorizations to which the Borrower is a party or which is otherwise applicable to or binding upon the Borrower or any of its properties or assets, (3) any certificates of authority to do or transact business, (4) any applicable order of any court or government or administrative agency, or (5) any contract, agreement, mortgage, indenture, instrument, judgment or Laws to which the Borrower is a party or signatory or by which the Borrower or any of its assets or properties is bound.

7.3         Consents, Approvals, Etc. No consent, approval or authorization or order of, or filing, registration or qualification with, any Person (governmental, regulatory, or otherwise) is required to be obtained or effected by the Borrower in connection with the execution, issuance, delivery and performance of this Agreement and each of the other Loan Documents to which the Borrower is a party or signatory or by which the Borrower or any of its assets or properties is bound, or, if so required, has been duly obtained or effected before the date hereof and are indicated on Schedule 7.3 hereto.

7.4         Binding Effect and Enforceability. Upon execution and delivery hereof and thereof, this Agreement and the other Loan Documents to which the Borrower is a party or signatory will be its legal, valid and binding obligations enforceable in accordance with their respective terms and provisions (except as limited by bankruptcy, insolvency or other laws or equitable principles of general application relating to the enforcement of creditors' rights generally) and, on the date of said execution and delivery, the Borrower will not be in violation or contravention of, and no Default or Event of Default will exist under, any of the foregoing.

7.5         Default of Debt, Licenses, Permits, Etc. The Borrower is not in breach or default of, and no event of default or any other event, which with the passage of time or giving of notice or both, would constitute, mature into or become a default or event of default, has occurred and is continuing with respect to (i) any Debt of any kind or nature, (ii) any license, permit, franchise, approval, consent or authorization referred to in Section 7.2 above, (iii) any permit or order issued by any court or Governmental Authority, or (iv) any agreement to which it is a party or signatory, except in the case of the preceding clause (i), (ii) or (iv) as would not reasonably be expected to have a Materially Adverse Effect. The Borrower is not a party to nor is it or any of its assets or properties bound by any contract or agreement or other instrument, nor subject to any restriction, which has or could reasonably be expected to have a Materially Adverse Effect.

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7.6         Financial Statements; Adverse Change. The Borrower has furnished to the Agent and the Lenders complete and correct copies of its Financial Statements as at, and for the periods ending, June 30, 2012, September 30, 2012, December 31, 2012 and March 31, 2013. Such Financial Statements fairly present in all material respects the financial position and results of operations of the Borrower and its Subsidiaries on the dates and for the periods then ended. Since March 31, 2013, no Materially Adverse Effect has occurred and no event has occurred or failed to occur which has had or is likely to have a Material Adverse Effect from and after the date of this Agreement. With respect to any representation and warranty which is deemed to be made after the date hereof by the Borrower, the Financial Statements which as of such date shall most recently have been furnished by the Borrower to the Agent and the Lenders for purposes of or in connection with this Agreement shall have been prepared in accordance with GAAP, shall be true and correct in all material respects, and shall fairly present the financial condition of the Borrower as of the dates thereof and results of operations for the periods covered thereby.

7.7         Litigation. Except as disclosed on Schedule 7.7 hereto, no proceedings, suits, orders, claims, investigations or other actions are pending before any court or governmental authority or, to the best knowledge of the Borrower after due inquiry, threatened against the Borrower (a) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Materially Adverse Effect or (b) that involve the Loan Documents or the transactions described therein.

7.8         Title and Liens. The Borrower has good, marketable and legal title to, or a valid leasehold interest in, all of the properties owned or used by it, except for minor defects in title that do not (i) interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes or (ii) adversely affect the Lien granted by the Borrower to the Agent for the ratable benefit of the Lenders or the ability of the Agent to realize upon such Lien upon the occurrence of an Event of Default. The Borrower does not own, or have any leasehold or other interest in, any real property, other than as set forth in Schedule 7.8. hereto. Except as set forth on Schedule 7.8, the Collateral is not subject to any liens, claims, security interests, mortgages, pledges, charges or other encumbrances of any Person, except the Agent and holders of the Permitted Liens. None of the Collateral is subject to any prohibition against encumbering, pledging, hypothecating or assigning the same or requires notice or consent prior to the Borrower’s doing of the same.

7.9         Employee Plans. All of the Borrower's Employee Plans are listed on Schedule 7.9 hereto and are in full compliance with all provisions of ERISA and meet the minimum funding standards of Section 302 of ERISA where applicable. No withdrawal liability has been incurred under any such Employee Plans. No Prohibited Transaction or Reportable Event (as such terms are defined in ERISA) has occurred with respect to any such Employee Plans. No proceedings have been instituted to terminate or appoint a trustee to administer any such Employee Plans. The Borrower has not incurred any liability to the Pension Benefit Guaranty Corporation. As of the date of this Agreement, the Borrower has no employees.

7.10       Taxes. The Borrower has filed all federal, state and local tax returns and reports required by Law, has paid all taxes, assessments, penalties, interest and any other governmental charges which are or were due and payable (other than any taxes, fees or other charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower), has made adequate provision for the payment of all taxes, assessments, penalties, interest and other governmental charges which are accruing but are not yet due and payable and, except as listed on Schedule 7.10 hereto, have no knowledge and are not aware of any deficiency or additional assessment which may have or has arisen in connection with any of the foregoing.

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7.11       Compliance with Laws. The Borrower has complied in all material respects with all Laws applicable to the Borrower, the conduct of its business (including, without limitation, the 1940 Act and the regulations promulgated thereunder), or any of its properties, assets or business locations.

7.12       Solvency. After giving effect to the transactions contemplated hereunder, the Borrower (i) is solvent and will not be rendered insolvent by the incurrence of the Obligations, by the execution of this Agreement or the other Loan Documents to which it is a party or signatory, or by any transactions contemplated hereunder or thereunder, (ii) is able to pay its debts as they come due and does not intend to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature or come due, (iii) has capital sufficient to carry on its business and any business in which it intends or is about to engage, and (iv) owns property and assets having a value in excess of its liabilities and debts.

7.13       Margin Regulations. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Revolving Loans made hereunder will be used to purchase or carry any Margin Stock, to reduce or retire any indebtedness originally incurred to purchase or carry any Margin Stock, to extend credit to others for the purpose of purchasing or carrying any such Margin Stock, or for any other purpose which might cause any of the Revolving Loans to be considered “purpose credit” within the meaning of Regulation G, T, U or X of the Board of Governors of the Federal Reserve Board.

7.14       Transactions with Affiliates. Schedule 7.14 hereto sets forth a complete and accurate description of (a) all contracts, agreements and understandings (whether oral or written) between the Borrower and any of its Affiliates, and (b) all Debt due and owing (i) to the Borrower from any of its Affiliates, and (B) from any Affiliates of the Borrower to the Borrower, as of the date hereof.

7.15       Locations. The Borrower does not own any real property or lease any real property or otherwise uses any real property in connection with the operation of its business, except as set forth in Schedule 7.15 hereto, which contains a complete and accurate description, by owner/lessor and location (by street address) of all such owned, leased and/or used properties. As of the date hereof, none of the Collateral is or will be located in or on any premises other than those premises set forth on Schedule 7.15. Schedule 7.15 also sets forth the Borrower’s principal place of business.

7.16       Leases. The Borrower has a valid and indefeasible leasehold interest in the leases identified in Schedule 7.15, free and clear of all Liens except Permitted Liens. Each lease identified in Schedule 7.15 is a valid and subsisting lease or sublease in full force and effect in accordance with the terms thereof, the Borrower is in possession of the subject leasehold and no default or breach by the Borrower or, to the knowledge of the Borrower, any sublessor or landlord of the premises in question, exists under any such lease.

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7.17       Title to Collateral. The Borrower is the record and beneficial owner of all presently existing Borrower Collateral, in each case free and clear of all Liens except Permitted Liens. The provisions of the Loan Documents are effective to create, in favor of the Agent, for the ratable benefit of the Lenders, legal, valid and enforceable Liens in all right, title and interest of the Borrower in and to any and all of the Borrower Collateral described therein, securing the Obligations from time to time outstanding, and upon all filings and recordings being duly made in the locations referred to in the applicable Loan Documents or the taking of possession of the Borrower Collateral by the Agent or a Custodian in accordance with the provisions of such Loan Documents, taken as a whole, create and shall create as of and after the Closing Date, a fully-perfected first priority Lien in all right, title and interest of the Borrower in such Borrower Collateral superior in right to any other Liens, existing or future, which the Borrower or any of its creditors or purchasers (other than purchasers of inventory in the ordinary course of business and purchasers of assets the sale of which is permitted hereunder or under the applicable Loan Document) therefrom, or any other Person, may have against such Borrower Collateral or interests therein, except to the extent, if any, otherwise resulting from a Permitted Lien.

7.18       Payment of Loans Receivable. All payments of Loans Receivable by FCC Borrowers or any other Person obligated to make the same (but excluding any payments resulting from the Borrower or any Guarantor realizing on collateral securing an FCC Loan) are paid by each FCC Borrower or other Person directly to, and received by the Borrower in, the Chase Account or an account of the Borrower with the Agent and to no other account.

7.19       Intellectual Property. The Borrower has the valid and legal right to, or a valid an subsisting license in, all Intellectual Property Rights that are necessary for the conduct of its business. With respect to all Intellectual Property Rights: (i) other than Intellectual Property Rights which the Borrower licenses, the Borrower is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to thereof; (ii) the Borrower has no knowledge of the existence of any Intellectual Property Rights held by any other Person that would preclude the Borrower from using its Intellectual Property Rights in the conduct of its business; and (iii) no claim has been made, and the Borrower has no knowledge of any claim that is likely to be made, that the use by the Borrower of any of its Intellectual Property Rights violates the rights of any third party. Schedule 7.19 contains a complete and accurate list, including (to the extent applicable) registration numbers, of all of the Borrower’s Intellectual Property Rights.

7.20       Surety Obligations. The Borrower is not obligated as surety, guarantor or indemnitor under any surety or similar bond or other contract, or issued or entered into any agreement to assure or guaranty payment, performance or completion of performance of any undertaking or obligation of any Person.

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7.21       Material Business Relations.

(a)          There exists no actual or threatened termination, cancellation, or adverse limitation of, or any adverse modification or change in, any material contractual and/or business relationship between the Borrower and a third party (including without limitation the Administrator and the Investment Advisor), and there exists no present condition or state of facts or circumstances in such relations which could have a Materially Adverse Effect.

(b)          The Borrower has delivered to the Agent true, correct and complete copies of the Investment Advisory Agreement and the Administration Agreement.

(c)          The Borrower has provided the Investment Advisor and the Administrator with copies of this Agreement and each of the other Loan Documents, the performance of which by the Borrower or the Guarantors requires the services of the Investment Advisor or the Administrator. The Investment Advisor and the Administrator have acknowledged the same and their ability to comply with, and obligation under the Investment Advisory Agreement or the Administration Agreement, as applicable, to fulfill such obligations.

7.22       UCC Searches. The Borrower has delivered or caused to be delivered to the Agent or its counsel true, correct and complete copies of UCC searches for the Borrower (i) for its jurisdiction of incorporation or formation and (ii) under each name in which it has conducted business, within five years prior to the date of this Agreement. The Borrower has also delivered or caused to be delivered to the Agent or its counsel true, correct and complete copies of UCC searches for each Guarantor (i) for its jurisdiction of incorporation or formation and (ii) under each name in which it has conducted the business within five years prior to the date of this Agreement.

7.23       Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower to the Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, and all other factual information furnished from time to time hereafter by or on behalf of the Borrower to the Agent or any Lender is and will be, true and accurate on the date as of which such information is dated, or certified, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading. To the knowledge of the Borrower after due inquiry, there is no fact, event, condition or circumstance which has a Materially Adverse Effect or in the future may (so far as the Borrower may now reasonably foresee), have a Materially Adverse Effect, which has not been set forth herein or in any written materials, certificates or statements furnished to the Agent and the Lenders prior to the date hereof.

SECTION 8.       COVENANTS OF THE BORROWER.

The Borrower hereby covenants and agrees with the Agent and the Lenders that, until the Obligations have been satisfied, paid and discharged in full, the Borrower will comply and/or cause compliance with the following covenants:

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AFFIRMATIVE COVENANTS.

8.1         Financial Covenants. The Borrower shall not cause, suffer or permit the Balance Sheet Leverage Ratio to exceed 0.50 at any time.

8.2         Financial Information and Reporting. The Borrower shall keep and cause to be kept proper books and records in which full and true entries will be made, in accordance with GAAP, of all dealings or transactions relating to its business and affairs. The Borrower shall furnish or cause to be furnished to the Agent and each Lender:

(i)          Quarterly Financial Statements. As soon as practicable, and in any event, within 45 days after the end of each quarter in a Fiscal Year, management prepared consolidated Financial Statements as at such date and for the period from the beginning of the current Fiscal Year to the end of such quarter, certified by a Senior Officer as fairly presenting the financial condition and results of operations of the Borrower and its Subsidiaries as of and for the period then ending and being accurate in all material respects and having been prepared in accordance with GAAP (other than for normal year-end adjustments and footnotes); provided that the requirements set forth in this clause (ii) may be fulfilled by providing to the Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-Q for the applicable quarterly period;

(ii)         Annual Audited Financial Statements. As soon as practicable and, in any event, within 120 days after the end of each Fiscal Year, audited consolidated Financial Statements as of the end of such Fiscal Year with comparable information at the close of and for the prior Fiscal Year, containing no qualifications and audited by an independent certified public accountant selected by the Borrower who is acceptable to the Agent and prepared in accordance with GAAP. Together with the Financial Statements required by this Section 8.2(ii), the Borrower shall deliver or cause to be delivered (A) copies of all “management letters” issued to the Borrower by such accountant and (B) a certificate executed by such accountant stating whether any Default or Event of Default exists and is continuing with regard to the covenants contained in Section 8 hereof; provided that the requirements set forth in the first sentence of this clause (ii) may be fulfilled by providing to the Agent for distribution to each Lender the report filed by the Borrower with the SEC on Form 10-K for the applicable Fiscal Year;

(iii)        Certificates. Together with the Financial Statements delivered pursuant to Section 8.2(i) hereof, (A) a compliance certificate executed by a Senior Officer substantially in the form attached hereto as Exhibit C (the “Compliance Certificate”), certifying to the Agent and the Lenders that the Borrower is in compliance with each of the financial covenants set forth in Section 8.1 hereof and setting forth in detail satisfactory to the Agent the calculations and computations showing such compliance, and (B) a certificate executed by a Senior Officer stating whether any Default or Event of Default currently exists and is continuing and what action, if any, the Borrower is taking or proposes to take with respect thereto. In addition, the Borrower shall submit a Compliance Certificate on a monthly basis solely for purposes of determining the Applicable Margin;

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(iv)        Borrowing Base Certificate. On a weekly basis and upon any request for a Revolving Loan, a Borrowing Base Certificate certified as true and correct by a Senior Officer; provided, however, if at any time the Borrower’s Average Excess Availability is less than $5,000,000, the Agent may require the Borrower to provide a Borrowing Base Certificate on a daily basis;

(v)         Notice of Claims. Promptly upon discovery thereof, notice of any action, suit, arbitration, investigation, administrative or other proceeding instituted, commenced or threatened against or affecting the Borrower or any Collateral;

(vi)        Notice of Laws Affecting Business. Promptly upon the Borrower's becoming aware thereof, notice of any proposed Laws, or amendments thereto, which would restrict or prohibit the Borrower from operating its business in substantially the same manner;

(vii)       SEC Filings. Promptly after the filing by or on behalf of the Borrower, copies of all 10-K, 10-Q and 8-K filings, and amendments thereto, as filed with the SEC;

(viii)      Notice of Default or Event of Default. Notice of the occurrence or existence of any Default or Event of Default immediately upon the Borrower's becoming aware thereof, and promptly upon discovery thereof, notice of any development, financial or otherwise, which has or could reasonably be expected to have a Materially Adverse Effect;

(ix)         Notice of Change in Material Business Relationships. Immediately, notice of a termination of or a material amendment to, or the Borrower sending or receiving a notice purporting to terminate or materially amend, the Investment Advisory Agreement or the Administration Agreement;

(x)          Notice of Violation of License or Permit. Immediately upon the Borrower becoming aware thereof, notice of any violation or breach by the Borrower of the terms of, or any revocation or suspension or threatened revocation or suspension of, any license or permit of the Borrower, including its loss of status as a business development company or a regulated investment company under the 1940 Act;

(xi)         SBIC Subsidiary. Prompt notice of the formation of an SBIC Subsidiary, including the amount of any equity or capital contribution made by the Borrower to such Person;

(xii)        Other Information. Immediately upon demand by the Agent or any Lender:

(A)         Certificates of insurance for all policies of insurance required to be maintained by the Borrower pursuant to this Agreement;

(B)         An estoppel certificate executed by the Senior Officer indicating that there then exists no Default or Event of Default;

(C)         All original and other documents evidencing the Borrower’s right to payment from FCC Borrowers and collateral therefor, including but not limited, credit agreements, promissory notes, security agreements, pledge agreements and such other loan, collateral or closing documents as the Agent may request; and

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(D)         All information received by the Borrower affecting the financial status or condition of any FCC Borrower.

(xiii)       Such other information and reports that the Agent may from time to time request.

8.3         Corporate Existence and Conduct of Business. The Borrower will maintain and preserve its corporate existence, good standing, certificates of authority, licenses, permits, Intellectual Property Rights, leases and all other contracts and rights necessary or desirable to continue its operations and business on a profitable basis and will generally continue the same line of business as that being presently conducted by the Borrower. Without limiting the generality of the foregoing, the Borrower will maintain its status under the 1940 Act as a business development company and a regulated investment company.

8.4         Taxes and Laws. The Borrower will pay when due all taxes, assessments, charges and levies imposed on the Borrower or any of its properties or assets or which it is required to withhold and pay out and will comply with all applicable present and future Laws applicable to the Borrower or any of its property or assets, unless the Borrower is contesting in good faith, by an appropriate proceeding, the validity, amount, imposition or applicability of the above while maintaining reserves therefor which are appropriate and adequate as determined in accordance with GAAP, and such contest does not have or cause a Materially Adverse Effect or result in the imposition of a Lien on the assets of the Borrower.

8.5         Field Exams; Inspections. Upon the request of the Agent or any Lender, the Borrower will allow the Agent or any Lender, and any of their officers, employees or agents, at any time during normal business hours, to (i) visit and inspect the facilities and the properties of the Borrower, (ii) inspect and make copies or extracts from the books and records of the Borrower, and (iii) discuss with the Borrower’s principal managers, officers, employees and independent public accountants any and all matters with respect to the business, assets, liabilities, financial condition, results of operations and business prospects of the Borrower. Without limiting the generality of the foregoing, the Agent shall be permitted to conduct periodic field examinations of the Borrower and the Guarantors and its businesses and operations in accordance with the Agent’s normal and customary practices; provided, however, so long as no Default or Event of Default exists, the Agent and Lenders shall not conduct more than three field examinations in the aggregate in any 12-month period.

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8.6         Agent and Lender Costs. The Borrower shall pay upon demand, all reasonable out-of-pocket fees, costs and expenses (including those of counsel, field examiners, appraisers, accountants, insurance and environmental advisors, and other consultants and agents) reasonably incurred or paid by the Agent in connection with the preparation, negotiation, documentation, administration (including periodic field examinations, collateral audits and site visits), amendment, modification, waiver, interpretation, collection or enforcement of this Agreement, the Revolving Notes or any other Loan Documents and the credit and security therefor. In addition, the Borrower shall pay upon demand all such costs and expenses of the Agent and the Lenders in connection with any Default or Event of Default by the Borrower hereunder, or in connection with the collection or enforcement of any of the terms of this Agreement or any other Loan Document and the credit and security therefor, or any “work-out,” material modification, refinancing or restructuring of the credit arrangement set forth herein. The Borrower agrees to indemnify the Agent and each Lender, their respective successors and assigns, and their respective officers, directors, managers and employees, from and hold each of them harmless against (i) any transfer taxes, documentary taxes and any other taxes, penalties, assessments or charges made by any governmental authority by reason of the execution, delivery and performance of the Loan Documents and any security therefor, and (ii) any and all any losses, claims, damages, suits, liabilities, actions or proceeding, including all expenses of litigation or preparation therefor, which any of them may incur or which may be asserted against any of them in connection with or arising out of this Agreement, the Loan Documents, the transactions contemplated hereby and thereby, or the direct or indirect application of the proceeds of Revolving Loans, except in cases of the gross negligence or willful misconduct of such indemnified party or any Affiliate thereof. Without limiting the foregoing, the Borrower agrees to indemnify the Agent and its successors and assigns, and their respective officers, directors, managers and employees, and hold each of them harmless against any losses, claims, damages, suits, liabilities, actions or proceedings, including all expenses of litigation or preparation therefore, which any of them may incur or which may be asserted against any of them which arise out of the Borrower’s failure to observe, perform or discharge the Borrower’s duties hereunder or otherwise relates to the Collateral.

8.7         Employee Plans. The Borrower shall and shall cause each of the Guarantors to (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without material liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the requirements of ERISA, including the minimum funding standards of Section 302 of ERISA; (iii) comply with all requirements of ERISA which relate to such Employee Plans; (iv) notify the Agent immediately upon receipt of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; and (v) promptly advise the Agent of the occurrence of any Reportable Event or Prohibited Transaction, as defined in ERISA, with respect to any such Employee Plans.

8.8         Use of Proceeds of Loans. The Borrower shall use the proceeds of the Revolving Loans only as provided in Sections 2.3 hereof.

8.9         Operating Accounts. On or before August 1, 2013, the Borrower shall establish and maintain its primary operating accounts with Sovereign Bank, N.A.

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8.10       Collateral Agreements; New Subsidiaries. The Borrower shall, with reasonable promptness and diligence (a) cause each Person hereafter acquired or formed by the Borrower (other than an SBIC Subsidiary) and consolidated with the Borrower, for purposes of GAAP, or which acquires title to any assets pursuant to an FCC Loan (each, a “New Subsidiary”) to become a Guarantor and to execute a Guaranty Agreement, a Security Agreement and a Pledge Agreement in favor of the Agent and the Lenders in form and substance satisfactory to the Agent (or, in lieu thereof, as the Agent may determine, a joinder agreement to a Guaranty Agreement, Security Agreement and/or Pledge Agreement previously executed and delivered by one or more Guarantors), and, if requested by the Agent, to execute and deliver such other documents and take such other actions as may be necessary or appropriate to grant to the Agent, for the ratable benefit of the Lenders, a first priority perfected Lien on all assets and properties of the New Subsidiary; and (b) pledge or cause to be pledged to the Agent for the ratable benefit of all Lenders 100% of the stock, membership interest or other equity interest in the New Subsidiary owned by the Borrower pursuant to the Pledge Agreement previously executed and delivered by the Borrower, with any amendment thereto deemed necessary by the Agent. In addition, the Borrower shall cause any such New Subsidiary to deliver to the Agent: organizational documents and an executed officer’s or manager’s certificate as specified in Section 6; financing statements covering all assets and properties of the New Subsidiary for the state in which the New Subsidiary is organized naming the Agent as secured party; and such other documents, instruments or agreements as the Agent may reasonably request in connection with any of the Loan Documents described in this Section 8.10. The Borrower acknowledges that the Agent and the Lenders have agreed to exclude each SBIC Subsidiary as a Guarantor only for so long as such Person qualifies as an “SBIC Subsidiary” pursuant to the definition thereof, and thereafter such Person shall no longer constitute an “SBIC Subsidiary” for any purpose of this Agreement or any other Loan Document.

8.11       Investment Advisory and Management Services. The Borrower shall notify the Agent immediately of any material developments or changes in the services provided by the Administrator or the Investment Advisor to the Borrower or the Guarantors pursuant to the Administration Agreement or the Investment Advisory Agreement, respectively. Without limiting the foregoing, the Borrower shall provide the Agent with (i) a notice and copy of any amendments to the Administration Agreement or the Investment Advisory Agreement concurrently with the execution and delivery thereof, (ii) copies of any notice sent or received by the Borrower the purpose of which is to declare a default under or terminate the Administration Agreement or the Investment Advisory Agreement and (iii) notice and/or copy of any new agreements between the Borrower and the Administrator or the Investment Advisor.

8.12       Repayment of Distribution Notes. Promptly upon consummating a Qualifying Issuance, the Borrower shall cause the Distribution Notes to be paid and satisfied in full.

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8.13       Further Assurance. At any time or from time to time upon request of the Agent or the Lenders, the Borrower shall execute and deliver such further documents and do such other acts and things as the Agent or the Lenders may reasonably request in order to effectuate more fully the purposes of this Agreement, all the Loan Documents and any other instruments, documents and agreements which shall be executed simultaneously herewith, or which may hereafter be executed by the Borrower with regard to the transactions contemplated hereby. Without limiting the generality of the foregoing, the Borrower shall promptly notify the Agent of any commercial tort claim (as defined in the UCC) acquired by the Borrower and shall execute and deliver such documents as the Agent may require in order to obtain a first position perfected Lien in such commercial tort claims.

NEGATIVE COVENANTS.

8.14       Liens. The Borrower shall not, and shall not suffer, cause or permit the Guarantors to, create, grant, pledge, permit or suffer to exist, any Lien upon any of the Collateral or any other property or assets of the Borrower now owned or hereafter acquired, except for Permitted Liens.

8.15       Debt. The Borrower shall not, and shall not suffer, cause or permit the Guarantors to, directly or indirectly, create, assume, incur, suffer to exist, guarantee, become or be liable for or with respect to any manner of obligations, liabilities, indebtedness or other Debt whatsoever to any Person, except for Permitted Indebtedness.

8.16       Fiscal Year; Name Changes; Mergers and Acquisitions. The Borrower shall not change its Fiscal Year. Without prior written notice to the Agent and only after all necessary or desirable financing statements have been duly and properly filed and recorded maintaining the Agent's first priority perfected liens and security interests on and in the Collateral, the Borrower shall not, and shall not suffer, cause or permit the Guarantors to, change its name, adopt an assumed name or change its jurisdiction of formation or organization, or (ii) consolidate or merge with any Person or otherwise change its organizational structure or take (iii) any other action which would result in any financing statement previously filed by the Agent to perfect its Lien on the Collateral to become seriously misleading.

8.17       Change in Nature of Business. The Borrower shall not engage in any business unrelated to, or make any material change in the nature of, its business as carried on as of the date hereof.

8.18       Chase Account. Except as otherwise contemplated in Section 5.1 of this Agreement, the Borrower shall not, and shall not suffer, cause or permit the Guarantors to, (a) direct or allow an FCC Borrower to remit payment other than to the Chase Account or (b) make any withdrawals from or write checks or drafts against the Monies in the Chase Account, other than to transfer the same to the Collateral Proceeds Account in accordance with Section 5.1.

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8.19       Transfer of FCC Loans. The Borrower shall not, and shall not suffer, cause or permit the Guarantors to, sell or transfer any FCC Loans, except to or from the Borrower and a Guarantor unless, contemporaneously therewith and as a condition thereto, all proceeds of such sale are paid to the Agent for the ratable benefit of the Lenders. Notwithstanding the foregoing, the Borrower may sell, transfer or otherwise dispose of an FCC Loan to an SBIC Subsidiary so long as (i) prior to and after giving effect to such sale, transfer or other disposition the Revolving Loans do not exceed the Borrowing Base (as evidenced by a Borrowing Base Certificate delivered by the Borrower to the Agent immediately prior thereto) and (ii) no Default or Event of Default exists, and the Borrower delivers to the Agent a certificate of an Authorized Officer to such effect.

8.20       Prepayment of Debt. Except as otherwise provided in Section 8.13, the Borrower shall not, and shall not suffer, cause or permit the Guarantors (i) to prepay any Debt owing to, or borrowed by the Borrower or any Guarantor from, a Person other than the Lenders, or (ii) following written notice from the Agent after the occurrence and during the continuation of an Event of Default, to make any payments on account of any Subordinated Debt. Notwithstanding the foregoing, the Borrower shall be permitted to redeem, call, pay or prepay any Subordinated Debt with the proceeds of additional Subordinated Debt or equity issuances, provided that Tangible Capital Funds do not decrease as a result of such transactions.

8.21       False Statements. The Borrower shall not, and shall not suffer, cause or permit the Guarantors to, furnish the Agent or the Lenders any certificate or other document that knowingly contains any untrue statement of material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

8.22       Inconsistent or Restrictive Agreements. The Borrower shall not, and shall not suffer, cause or permit the Guarantors to, enter into any agreement which would violate, or cause a breach of, this Agreement or any Loan Documents or the performance by the Borrower of any obligation hereunder or thereunder or which prohibits or would prohibit the creation, incurrence or assumption of any Lien on any of the Collateral.

8.23       Guarantees. The Borrower shall not, and shall not suffer, cause or allow the Guarantors to, assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, firm or entity except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

SECTION 9.      EVENTS OF DEFAULT.

Each of the following events shall constitute and be deemed an Event of Default hereunder:

9.1         Obligations. Failure by the Borrower to pay when due any payment of (a) principal or (b) interest, fees or any other Obligation payable hereunder or under any other Loan Document on the date such payment Obligation is due and, in the case of clause (b), such failure shall continue unremedied for a period of five or more Business Days.

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9.2         Other Defaults Under Loan Documents. (i) Failure or neglect of the Borrower to perform, keep or observe any of the covenants under Section 8 hereof (except those described in clauses (ii) (A) and (B) of this Section 9.2) or (ii) failure or neglect of the Borrower to (A) maintain its good standing or any non-material certificates of authority, licenses, permits, Intellectual Property Rights, leases or contracts, (B) pay any non-material taxes, assessments, charges or levies or (c) perform, keep or observe any of its other covenants, conditions, promises or agreements contained herein or in any other Loan Document to which it is a party or signatory (which is not the subject of Section 9.1 or 9.2(i) above) and the Borrower fails to cure the foregoing within 30 days after the earlier of (1) an Authorized Officer becomes aware of such breach or (2) notice from the Agent to the Borrower thereof; or (iii) an Event of Default (as defined in another Loan Document) occurs under such Loan Document.

9.3         Representations and Warranties. Any warranty or representation now or hereafter made by the Borrower hereunder or under any Loan Document is untrue or incorrect in any material respect or fails to state a material fact necessary to make such warranty or representation not misleading in light of the circumstances in which it was made, or any schedule, certificate, statement, report, financial data, notice or writing furnished to the Agent or Lenders at any time by the Borrower is untrue or incorrect in any material respect or fails to state a material fact needed to make the foregoing not misleading in light of the circumstances in which the foregoing were furnished, in each case on the date as of which the facts set forth therein are stated or certified.

9.4         Judgments. A judgment shall be entered against the Borrower by any court for the payment of money which, together with all other outstanding judgments against the Borrower, exceeds $250,000 in the aggregate, which judgment is not fully covered by insurance, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower, which together with other such property subject to other such process, exceeds in value $250,000 in the aggregate and, if within 30 days (or 10 days if such aggregate amount exceeds $500,000) after the entry, issue or levy thereof, such judgment, warrant or process shall not have been discharged or stayed pending appeal, or, if within 30 days (or 10 days if such aggregate amount exceeds $500,000) after the expiration of any such stay, such judgment, warrant or process shall not have been discharged.

9.5         Insolvency; Bankruptcy. If the Borrower: (i) is dissolved or takes any steps to dissolve; (ii) authorizes or makes an assignment for the benefit of creditors; (iii) generally shall not pay its debts as they become due; (iv) shall admit in writing its inability to pay its debts generally; (v) shall authorize or commence (whether by the entry of an order for relief or the appointment of a receiver, trustee, examiner, custodian or other similar official therefor or for any substantial part of its property) any proceeding or voluntary case under any bankruptcy, reorganization, insolvency, dissolution, liquidation, adjustment or arrangement of debt, receivership or similar Laws or if such proceedings are commenced or instituted against the Borrower, or (vi) an order for relief or approving any petition commencing such proceedings is entered against the Borrower and the Borrower, by any action or failure to act, authorizes, approves, acquiesces or consents to the commencement or institution of such proceedings, or such proceedings are not dismissed within 30 days after the date of filing, commencement or institution.

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9.6         Other Material Agreements. If the Borrower defaults or a default or an event of default occurs under or in the performance of its obligations under (i) any other agreement with the Agent or the Lenders, or (ii) under any other agreement, document or instrument involving payment in excess of $250,000, and such default, breach, or event of default continues beyond any applicable grace period thereunder and the effect of which shall be to allow the holder of such agreement, document or instrument to terminate the foregoing, or the Person to whom such obligation is owed to cause such obligation to become due prior to its stated maturity or otherwise accelerated.

9.7         ERISA Matters. If any of the following events shall have occurred with respect to any Employee Plan: (i) a Reportable Event or Prohibited Transaction, as such terms are defined in ERISA, shall have occurred; (ii) a trustee is appointed by any governmental body or agency or any court to administer any Employee Plan; (iii) any Employee Plan is involuntarily terminated, or circumstances exist which constitute grounds entitling the Pension Benefit Guaranty Corporation to institute proceedings to terminate any Employee Plan; or (iv) any withdrawal liability is incurred in connection with any termination of an Employee Plan, in each case resulting in aggregate liability to the Borrower in excess of $250,000.

9.8         Tax Liens. If a notice of lien, levy or assessment is filed or recorded with respect to all or a material part of the assets or the Collateral owned by the Borrower by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipality or other governmental agency, or any taxes or debts owing at any time or times hereafter to any one or more of the foregoing become a lien upon a material part of the Collateral, unless such notice or lien is a Permitted Lien or is removed within 15 days after filing or recording of such notice or becoming such lien.

9.9         Failure of Lien. If the Loan Documents, taken as a whole, shall at any time after its execution and delivery and for any reason (other than as a result of any action or inaction by the Agent or the Lenders) cease (i) to create a valid and perfected first priority Lien (except for Permitted Liens) in and to the Collateral covered thereby; or (ii) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested or the Borrower shall deny it has any further liability or obligation under any Loan Document.

9.10       Business Development Company. If the Borrower shall fail to maintain its status as a business development company or the Borrower it no longer qualifies as a regulated investment company in accordance with the 1940 Act.

9.11       Management. If (a) a Change of Control of the Investment Advisor shall occur, or (b) a Senior Officer of the Borrower shall be indicted for a crime which constitutes a felony or any more serious offense and which, in each case, involves fraud, theft, misappropriation of funds or other similar charges.

9.12       Administration Agreement and Investment Advisory Agreement. If the services of the Investment Advisor or the Administrator under the Investment Advisory Agreement or the Administration Agreement, respectively, shall be suspended or terminated or the Investment Advisor or the Administrator shall seek to terminate the same.

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SECTION 10.     RIGHTS AND REMEDIES.

10.1       Termination of Commitment; Acceleration. Upon the occurrence of an Event of Default, the Agent may, and, upon the written request of the Required Lenders shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided, that, upon the occurrence of an Event of Default specified in Section 9.5 hereof, the actions provided for in clauses (i) and (ii) below shall occur automatically without the giving of any notice): (i) declare the Commitments terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately and all amounts due to the Agent and the Lenders hereunder or under any other Loan Document shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and accrued interest in respect of all Revolving Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or (iii) enforce, as Agent, any or all of the remedies created pursuant to the Loan Documents and take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable and in the best interests of the Lenders.

10.2       Rights of Secured Creditor. The Agent and the Lenders shall have, in addition to the rights and remedies given to them under this Agreement, the Revolving Notes and the other Loan Documents, all of the rights and remedies of a secured party under the UCC as enacted in any applicable jurisdiction and all rights and remedies allowed by all applicable Laws, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by said Laws. Without limiting the generality of the foregoing, the Agent and the Lenders may, without any requirement of notice, setoff any and all amounts owing by the Borrower or any Guarantor to it against any deposit account or any other collateral and property of the Borrower or any Guarantor which may now or hereafter be in the possession, custody, safekeeping or control of any Lender or the Agent or any of their affiliates, or in transit to any of them, and such right of setoff shall be deemed to have been exercised immediately upon such stated or accelerated maturity as aforesaid even though such setoff is not noted on the records of such Lender or the Agent until a later time. ANY AND ALL RIGHTS TO REQUIRE ANY LENDER OR THE AGENT TO EXERCISE ANY OF THEIR RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING THEIR RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS, COLLATERAL OR OTHER PROPERTY OF THE BORROWER OR ANY GUARANTOR, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED. In addition to all such rights and remedies, the sale, lease or other disposition of the Collateral, or any part thereof, by the Agent after an Event of Default may be for cash, credit or any combination thereof, and the Agent or any Lender may purchase all or any part of the Collateral at public or, if permitted by Law, private sale, and in lieu of actual payment of such purchase price, may set-off the amount of such purchase price against the Obligations then owing. Any sale of the Collateral may be adjourned from time to time with or without notice. The Agent may, in its sole discretion, cause any Collateral to remain on the Borrower's premises, at the Borrower's expense, pending sale or other disposition of such Collateral. The Agent shall have the right to conduct such sales on the Borrower's premises, at the Borrower's expense, or elsewhere on such occasion or occasions as the Agent may see fit.

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10.3       Entry Upon Premises; Access. If an Event of Default then exists, without notice, demand or legal process of any kind, the Agent may take possession of any or all of the Collateral, wherever it might be found and for that purpose, the Agent shall have the right to enter upon the premises of the Borrower where the Collateral is located (or is believed to be located) without any obligation to pay rent to the Borrower, or any other place or places under the control of the Borrower where the Collateral is believed to be located and kept, and remove the Collateral therefrom to the premises of the Agent or any agent of the Agent, for such time as the Agent may desire, in order to effectively collect or liquidate the Collateral, and/or the Agent may require the Borrower to assemble the Collateral and make it available to the Agent at a place or places to be designated by the Agent. If an Event of Default then exists, the Agent shall have the right to obtain access to the Borrower's data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner the Agent deems appropriate which is related to the preservation or disposition of the Collateral or to the collection of the Obligations.

10.4       Sale or Other Disposition of Collateral. Any notice required to be given by the Agent of a sale, lease or other disposition or other intended action by the Agent with respect to any of the Collateral which is deposited in the United States mails, postage prepaid and duly addressed to the Borrower at the address specified in Section 12.13, at least ten days prior to such proposed action, shall constitute fair and reasonable notice to the Borrower of any such action. The net proceeds realized by the Lenders upon any such sale or other disposition, after deduction for the reasonable expenses of retaking, holding, preparing for sale, selling or the like and the attorneys’ and other professionals’ fees and expenses incurred by the Agent or the Lenders in connection therewith, shall be applied as provided herein toward satisfaction of the Obligations. The Lenders shall account to the Borrower for any surplus realized upon any such sale or other disposition, and the Borrower shall remain liable for any deficiency. The commencement of any action, legal or equitable, or the rendering of any judgment or decree for any deficiency shall not affect the Agent's Lien on the Collateral until the Obligations are fully paid. The Borrower agrees that the Agent has no obligation to preserve rights to the Collateral against any other parties. To the extent the Borrower has the power, without violating the terms of any agreement existing as of the Closing Date, to grant such a license, the Agent is hereby granted a license or other right to use, without charge, the Borrower's labels, patents, production certificates, type certificates, supplemental certificates, copyrights, rights of use of any name, trade secrets, trade names, tradestyles, trademarks, service marks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral.

10.5       Collection of Loans Receivable. After an Event of Default occurs and is continuing, in addition to and without limiting any other rights of the Agent with respect to the Collateral under this Agreement and the other Loan Documents, the Agent is authorized and empowered (which authorization and power, being coupled with an interest, is irrevocable until the last to occur of termination of this Agreement and payment and performance in full of all of the Obligations) in its sole and absolute discretion:

(i)          To endorse in the Borrower's name or any Guarantor’s name and to collect any chattel paper, checks, notes, drafts, instruments or other items of payment tendered to or received by the Agent in payment of any Loan Receivable included in the Collateral;

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(ii)         To notify, either in the Agent's name, the Borrower's name or any Guarantor’s name, and/or to require the Borrower to notify, any FCC Borrower or any other Person obligated under or in respect of any Loan Receivable included in the Collateral, of the fact of the Agent's Lien thereon and of the collateral assignment thereof to the Agent;

(iii)        To direct, either in the Agent's name, the Borrower's name or any Guarantor’s name, and/or to require the Borrower or any Guarantor to direct, any FCC Borrower or other Person obligated under or in respect of any Loan Receivable to make payment of any amounts due or to become due thereunder or with respect thereto directly to the Collateral Proceeds Account or as the Agent shall otherwise direct; and

(iv)        To demand, collect, surrender, release or exchange all or part of any Loan Receivable or any amounts due thereunder or with respect thereto, or compromise or extend or renew for any period (whether or not longer than the initial period) any and all sums which are now or may hereafter become due or owing upon or with respect to any Loan Receivable included in the Collateral, or enforce, by suit or otherwise, payment or performance of any receivable either in the Agent's own name or in the name of the Borrower or any Guarantor.

Under no circumstances shall the Agent be under any duty to act in regard to any of the foregoing matters. The costs and expenses relating to any of the foregoing matters, including reasonable attorneys' fees and out-of-pocket expenses, shall be borne solely by the Borrower whether the same are incurred by the Agent or the Borrower.

10.6       Rescission. If at any time after acceleration of the maturity of the Revolving Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Revolving Loans which shall have become due otherwise than by acceleration (with interest on principal and, to the extent permitted by laws, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Defaults (other than nonpayment of principal of and accrued interest on the Revolving Loans due and payable solely by virtue of acceleration) shall be remedied or waived by the Required Lenders pursuant to this Agreement, then by written notice to the Borrower, the Required Lenders may elect, in their sole discretion, to rescind and annul the acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Required Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

10.7       Application of Payments. All monies received by the Agent or any of the Lenders from the exercise of any rights or remedies shall, unless otherwise required by applicable Law, be applied as follows:

A.          First, to the payment of all reasonable expenses (to the extent not paid by the Borrower) actually incurred by the Agent or any of the Lenders in connection with the exercise of such rights or remedies, including all out-of-pocket costs and expenses of collection, attorneys' fees and court costs, all costs incurred by the Agent or any of the Lenders directly or indirectly in carrying out the terms, covenants and agreements contained in any Loan Document, together with interest thereon as provided therein, and all other costs and expenses described in Section 8.A.6 hereof;

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B.           Next, to the payment of any outstanding fees due to the Agent and the Lenders hereunder or any other Loan Document;

C.           Next, to the payment of interest then accrued and unpaid on the Revolving Notes, ratably to each Lender in accordance with its pro rata share;

D.           Next, to the outstanding principal balance of the Revolving Notes, ratably to each Lender in accordance with its pro rata share;

E.           Next, to all of the other Obligations, ratably in the proportion which such other Obligations owed to the Agent or a Lender bears to all such other Obligations; and

F.           The surplus, if any, unless a court of competent jurisdiction decrees otherwise, to the holder(s) of any junior liens and to the Borrower, as appropriate.

10.8         Right to Transfer Collateral. The Agent may transfer Collateral into its name or that of its nominee and may receive the income and any distributions thereon and hold the same as Collateral for the Obligations, or apply the same to any defaulted obligation whether or not a Default or an Event of Default has occurred.

10.9         Bank Costs. The Borrower also agrees to pay all Bank Costs incurred with respect to the collection of any of the Obligations and the enforcement of the rights of any Lender or the Agent hereunder.

SECTION 11.     AGENCY PROVISIONS.

11.1         Appointment.

(a)          Each Lender hereby designates and appoints Sovereign Bank, N.A., as Agent of such Lender under this Agreement and the Loan Documents, and each Lender hereby irrevocably authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are incidental thereto. The Agent agrees to act as such on the express conditions contained in this Section 11.1

(b)          The provisions of this Section 11 are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof (other than as expressly set forth in Section 11.9 or in Section 11.13 of this Agreement). In performing its functions and duties under this Agreement, the Agent shall act solely as Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of fiduciary, agency or trust with or for the Borrower.

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11.2         Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in the Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Loan Documents, expressed or implied, is intended or shall be construed to impose upon the Agent any obligation in respect of this Agreement or any of the Loan Documents except as expressly set forth herein or therein. In no event shall the Agent be required to take any action which exposes the Agent to any liability or which is contrary to this Agreement or any other Loan Documents unless the Agent is furnished with an indemnification satisfactory to the Agent with respect thereto. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents, made its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and the continuance of the Revolving Loans and its Commitment hereunder, and made and shall continue to make its own appraisal of the creditworthiness of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the Borrower, whether coming into its possession before the Closing Date or at any time or times thereafter.

11.3         Distribution; Application; Apportionment. Not less than once during each week, or more frequently at the Agent’s election (each a “Settlement Date”), the Agent shall advise each Lender by telephone, telecopy or email of the amount of each Lender’s pro rata share of all principal, interest and fees received by the Agent for the ratable account of the Lenders since the prior Settlement Date. Such payments received by the Agent shall be paid to the Lenders not later than 4:00 p.m. (New York time) on the Business Day following each Interest Payment Date, provided that the Agent shall pay to such Lenders interest thereon, at the lesser of (i) the Federal Funds Open Rate and (ii) the rate of interest applicable to the Revolving Loans, from the next Business Day following receipt (or deemed receipt) of such funds by the Agent until such funds are paid to such Lenders. Payments received by the Agent after 12:00 noon (New York time) shall be deemed to have been received by the Agent on the next Business Day. So long as there does not exist an Event of Default, all payments of principal and interest in respect of outstanding Revolving Loans and any Late Charges with respect thereto, all payments of the fees described in this Agreement, and all payments in respect of any other Obligations shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective pro rata shares or otherwise as provided herein. The Agent shall promptly distribute to each Lender at its primary address set forth on the appropriate counterpart signature page hereof or on the Assignment and Acceptance, or at such other address as a Lender may request in writing, such funds as it may be entitled to receive, provided, that, the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender and may suspend all payments and seek appropriate relief (including without limitation instructions from the Required Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the Lenders as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing, without necessity of notice to or consent of or approval by the Borrower or any other Person.

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11.4        Rights, Exculpation, Etc. Neither the Agent, any Affiliate of the Agent, nor any of their respective officers, directors, employees, agents, attorneys or consultants, shall be liable to any Lender for any action taken or omitted by them hereunder or under any of the Loan Documents, or in connection herewith or therewith, except that the Agent shall be liable for its gross negligence or willful misconduct in the performance of its express obligations hereunder. The Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to Section 11.3 of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled. The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement, or any of the other Loan Documents, or any of the transactions contemplated hereby and thereby; or for the financial condition of the Borrower. The Agent shall not be required to make any inquiry concerning or to ascertain either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents, or the financial condition of the Borrower, or the existence or possible existence of any Default or Event of Default, or to inspect the property of the Borrower. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

11.5        Notice of Default. The Agent shall not be deemed to have knowledge of the occurrence of any Default or Event of Default, other than a default in the payment of principal or interest on the Revolving Loans hereunder unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a notice of default. In the event that the Agent receives such a notice, the Agent shall give prompt notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall in its sole discretion deem advisable and in the best interests of the Lenders.

11.6        Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it.

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11.7        Indemnification. To the extent that the Agent is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the Agent for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent or under this Agreement or any of the other Loan Documents, in proportion to each Lender's pro rata share; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable attorneys' fees) incurred by the Agent in connection with the preparation, administration, or enforcement of or legal advice in respect of rights or responsibilities under any Loan Document. The obligations of the Lenders under this Section 11.7 shall survive the payment in full of all Obligations and the termination of this Agreement. In the event that after payment and distribution of any amount by the Agent to the Lenders, any Lender or third-party, including the Borrower, any creditor of the Borrower or a trustee in bankruptcy, recovers from the Agent any amount found to have been wrongfully paid to the Agent or disbursed by the Agent to the Lenders, then the Lenders, in proportion to their respective pro rata shares, shall reimburse the Agent for all such amounts.

11.8        Agent Individually. With respect to its pro rata share of the Revolving Commitments hereunder and the Revolving Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms “Lenders” or “Required Lenders” or any similar terms shall include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Borrower as if it were not acting as Agent pursuant hereto.

11.9        Successor Agent; Resignation of Agent. The Agent may resign from the performance of all its functions and duties hereunder at any time by giving at least 30 Business Days’ prior written notice to the Lenders and the Borrower. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to this Sections 11.9. Upon any such notice of resignation by the Agent, the Required Lenders shall appoint a successor Agent. If a successor Agent shall not have been so appointed within said 30 Business Day period, the retiring Agent, with the consent of the Borrower (which may not be unreasonably withheld or delayed), shall then appoint a successor Agent who shall serve as Agent until such time, if any, as the Required Lenders, with the consent of the Borrower (which may not be unreasonably withheld or delayed), appoint a successor Agent.

11.10      Authorization to Enter Into Documents. Each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender agrees that any action taken by the Agent in accordance with the provisions of this Agreement or the other Loan Documents, and the exercise by the Agent of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.

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11.11      Authorization to Act. The Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect and maintain the Agent's Liens upon the Collateral granted pursuant to the Loan Documents.

11.12      Authorization to Release Lien. The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Commitments and payment and satisfaction of all Obligations which have matured and which the Agent has been notified in writing are then due and payable; (ii) constituting property being sold or disposed of if the Borrower shall certify to the Agent that the sale or disposition is made in compliance with this Agreement (and the Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which the Borrower or any Guarantor did not own an interest at the time the Lien was granted or at any time thereafter; or (iv) if approved, authorized or ratified in writing by the Agent at the direction of all the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 11.12.

11.13      Confirmation of Agent’s Authority. Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by all Lenders (as set forth in Sections 10.1, 11.5 and 11.12 hereof), each Lender agrees to confirm in writing, upon request by the Borrower, the authority to release Collateral conferred upon the Agent under clauses (i) through (iv) of Section 11.12 above. So long as no Event of Default is then existing, upon receipt by the Agent of any such written confirmation from all the Lenders of its authority to release any particular items or types of Collateral, and in any event upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, and upon at least five 5 Business Days’ prior written request by the Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon such Collateral; provided, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of the Borrower in respect of) all rights and interests retained by the Agent or any Lender, including without limitation, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

11.14      No Obligations Regarding Collateral. The Agent shall have no obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by the Borrower or is cared for, protected or insured or has been encumbered or that the Liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 11.14 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any Lender.

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11.15      Announcements. The Borrower and each Lender hereby authorize the Agent with reasonable input from the Borrower and the Lenders to make appropriate announcements of the financial arrangement entered into among the Borrower, the Agent and the Lenders, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as the Agent may deem appropriate with reasonable input from the Borrower and the Lenders.

11.16      Actions Against Collateral. Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder with respect to exercising claims against or rights in any Collateral without the consent of the Required Lenders.

SECTION 12. MISCELLANEOUS.

12.1        Assignments; Participations.

(a)          With the prior consent of the Agent (which consent shall not be unreasonably withheld or delayed) and the Borrower, provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, or, if an Event of Default has occurred and is continuing, any other assignee, and (ii) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five (5) Business Days after having received written notice thereof; and subject to the last sentence of this Section 12.1(a), a Lender may assign to one or more banks or other financial institutions all or a portion of its rights and obligations under this Agreement (including without limitation all or a portion of its Commitments and the Revolving Loans owing to it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of such Lender's rights and obligations under this Agreement, (ii) the aggregate amount of the Commitments of such Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be an integral multiple of $1,000,000 (unless the Lender is assigning its entire Commitment), (iii) the aggregate amount of the Commitments of such Lenders immediately following such assignment (determined as of the date of the Assignment and Acceptance with respect to such Assignment) shall be no less than $1,000,000, unless such Lender has assigned its entire Commitment and (iv) the parties to each such assignment shall execute and deliver to the Agent, for its approval and acceptance, an Assignment and Acceptance substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”); provided, further, that any Lender, without the consent of the Agent, may assign all or part of its rights and obligations to any Affiliate of the assigning Lender. Upon such execution, delivery, approval and acceptance of the Assignment and Acceptance, and upon the effective date specified therein, (a) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (b) the Lender-assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement. Upon the execution, delivery, approval and acceptance of the Assignment and Acceptance, the assigning Lender shall pay to the Agent an administrative fee equal to $3,500; provided, however, that no administrative fee shall be required if the assignment is to an Affiliate of the assigning Lender.

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(b)          By executing and delivering an Assignment and Acceptance, the Lender-assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under, any Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the Financial Statements and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) the assignee appoints and authorizes the Agent to take such action as the Agent on its behalf and to exercise such powers under this Agreement and the other Loan Document as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c)          The Agent shall maintain at its address referred to on the counterpart signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and shall record the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the records of the Agent as a Lender hereunder for all purposes of this Agreement.

(d)          Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee and its receipt of the administrative fee pursuant to Section 12.1 hereof, if applicable, the Agent shall, if such Assignment and Acceptance has been properly completed and is in substantially the form of Exhibit D, (i) accept such Assignment and Acceptance, (ii) record the information contained therein and (iii) give prompt notice thereof to the Borrower and the Lenders.

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(e)          Without the requirement of any prior consent by or prior notice to the Borrower or any Guarantor, each Lender may grant participations in all or any portion of its interest in the indebtedness evidenced by the Revolving Notes and/or such Lender’s obligation to lend monies hereunder to one or more institutions or other persons; provided, however, that in such event, (i) such Lender's obligations under this Agreement (including without limitation its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement except for voting rights with respect to the amendment or modification of those provisions of this Agreement for which the consent of all Lenders would be required; provided, however, if and to the extent a Lender sells a participation in all of its rights and obligations hereunder to an Affiliate of such Lender, such Affiliate shall be entitled to full voting rights hereunder and such Lender shall relinquish its voting rights hereunder; and (v) any party to which such a participation has been granted shall have the benefits of Section 3.16 but shall not be entitled to receive any greater payment under such Section than the Lender granting such participation would have been entitled to receive with respect to the rights transferred. No such participant shall have any rights under this Agreement except as provided in this Section 12.1(e). Any Lender may furnish to any prospective participant with respect to the indebtedness evidenced by the Revolving Notes or any prospective transferee/assignee of this Agreement or any other Loan Documents any information concerning the Borrower in such Lender’s possession from time to time, provided that such Lender shall require such prospective participant or transferee/assignee to maintain the confidentiality of any information that is proprietary or confidential.

(f)          The Borrower will cooperate with the Agent and the Lenders in connection with the assignment of interests under this Agreement or the sale of participations herein. The Borrower shall, and shall cause the Guarantors to execute such notes, agreements and other documents which may be necessary in order to effectuate any such assignment, sale or transfer by any Lender and shall otherwise take all actions and steps as may be necessary to consummate such assignment or transfer. Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by any Lender or the Agent in connection with such assignment, and the payment by assignee of the purchase price agreed to by such Lender-assignor and assignee, such assignee shall be a party to this Agreement and shall have all of the rights and obligations of such Lender-assignor hereunder (and under any and all other Loan Documents executed in connection herewith) to the extent that such rights and obligations have been assigned by the Lender-assignor pursuant to the assignment documentation between such Lender-assignor and assignee, and the Lender-assignor shall be released from its obligations hereunder and thereunder to a corresponding extent.

(g)          Anything in this Agreement to the contrary notwithstanding, and without the need to comply with any of the formal or procedural requirements of this Agreement, any Lender or the Agent may at any time and from time to time pledge, endorse, assign, or transfer all or any portion of its rights under all or any of the Loan Documents, including any portion of the Revolving Notes to any of the twelve (12) Federal Reserve Banks organized under Section 4 of the Federal Reserve Act. 12 U.S.C. Section 341. No such pledge or enforcement thereof shall release any Lender or the Agent from its obligations under any of the Loan Documents.

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12.2        Ratable Sharing. Subject to Sections 3.8 and 11.3 of this Agreement and unless otherwise specifically stated herein, the Lenders agree among themselves that (i) with respect to all amounts received by them which are applicable to the payment of the Obligations, equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their pro rata shares, whether received by voluntary payment, by the exercise of the right of set off or banker's lien, by counterclaim or cross action or by the enforcement of any or all of the Obligations or the Collateral, (ii) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, set-off, banker's lien or otherwise (all of which rights are expressly acknowledged by the Borrower), receive payment of a proportion of the aggregate amount of the obligations held by it which is greater than its pro rata share of the payments on account of the Obligations, the Lender receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such obligations owed to the other Lenders so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their pro rata shares; provided, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participation shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.2 may, to the fullest extent permitted by law, exercise all of its rights of payment with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

12.3        Withholding Taxes.

(a)          Except as otherwise required by Law, each payment by the Borrower under this Agreement or the Revolving Notes shall be made without setoff or counterclaim and without withholding for or on account of any present or future taxes imposed by or within the jurisdiction in which the Borrower is domiciled, any jurisdiction from which the Borrower makes any payment hereunder, or (in each case) any political subdivision or taxing authority thereof or therein (excluding any such tax imposed on the overall net income of any Lender or its Lending Office). If any such withholding is so required, the Borrower shall make the withholding, pay the amount withheld to the appropriate governmental authority before penalties attach thereto or interest accrues thereon and forthwith pay such additional amount as may be necessary to ensure that the net amount actually received by each Lender and the Agent free and clear of such taxes (including such taxes on such additional amount) is equal to the amount which that Lender or the Agent would have received had such withholding not been made. If the Agent or any Lender pays any amount in respect of any such taxes, penalties or interest, the Borrower shall reimburse the Agent or that Lender for that payment on demand in the currency in which such payment was made. If the Borrower pays any such taxes, penalties or interest, it shall deliver official tax receipts evidencing that payment or certified copies thereof to the Agent on or before the thirtieth day after payment.

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(b)          Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is a resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and, upon the written request of the Agent, each other Lender or assignee or participant of a Lender) agrees that it will deliver to the Borrower and the Agent two (2) duly completed appropriate valid Withholding Certificates (as defined under § 1.1441-1(c)(16) of the Income Tax Regulations (the "Regulations")) certifying its status (i.e. U.S. or foreign person) and, if appropriate, making a claim of reduced, or exemption from, U.S. withholding tax on the basis of an income tax treaty or an exemption provided by the Internal Revenue Code. The term "Withholding Certificate" means a Form W-9; a Form W-8BEN; a Form W-8ECI; a Form W-8IMY and the related statements and certifications as required under § 1.1441-1(e)(2) and/or (3) of the Regulations; a statement described in §1.871-14(c)(2)(v) of the Regulations; or any other certificates under the Internal Revenue Code or Regulations that certify or establish the status of a payee or beneficial owner as a U.S. or foreign person. Each Lender, assignee or participant required to deliver to the Borrower and the Agent a Withholding Certificate pursuant to the preceding sentence shall deliver such valid Withholding Certificate as follows: (A) each Lender which is a party hereto on the Closing Date shall deliver such valid Withholding Certificate at least five (5) Business Days prior to the first date on which any interest or fees are payable by the Borrower under the Revolving Loans for the account of such Lender; (B) each assignee or participant shall deliver such valid Withholding Certificate at least five (5) Business Days before the effective date of such assignment or participation (unless the Agent in its sole discretion shall permit such assignee or participant to deliver such valid Withholding Certificate less than five (5) Business Days before such date in which case it shall be due on the date specified by the Agent). Each Lender, assignee or participant which so delivers a valid Withholding Certificate further undertakes to deliver to the Borrower and the Agent two (2) additional copies of such Withholding Certificate (or a successor form) on or before the date that such Withholding Certificate expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Withholding Certificate so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent. Notwithstanding the submission of a Withholding Certificate claiming a reduced rate of or exemption from U.S. withholding tax, the Agent shall be entitled to withhold United States federal income taxes at the full 30% withholding rate if in its reasonable judgment it is required to do so under the due diligence requirements imposed upon a withholding agent under § 1.1441-7(b) of the Regulations. Further, the Agent is indemnified under § 1.1461-1(e) of the Regulations against any claims and demands of any Lender or assignee or participant of a Lender for the amount of any tax it deducts and withholds in accordance with regulations under § 1441 of the Internal Revenue Code.

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12.4        Amendments; Waivers. No amendment or modification of any provision of this Agreement or any Loan Document shall be effective without the written agreement of the Required Lenders (after notice to all Lenders, which notice may be oral) and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Required Lenders (after notice to all Lenders, which notice may be oral), which the Required Lenders shall have the right to grant or withhold in their sole discretion. The Required Lenders and the Agent may, from time to time enter into written supplemental agreements to this Agreement, the Revolving Notes or the Loan Documents executed by the Borrower, for the purpose of adding or deleting any provisions or otherwise changing, varying or waiving in any manner the rights of the Lenders, the Agent or the Borrower thereunder or the conditions, provisions or terms thereof or waiving any Default or Event of Default thereunder. Each such amendment, modification, waiver or supplemental agreement approved by or entered into by the Required Lenders and the Agent shall be binding upon each Lender. Notwithstanding the foregoing, (a) the Agent, in its sole discretion, without the consent of the Required Lenders, may extend the Borrower’s time to comply with any non-financial covenants for up to fifteen (15) Business Days; and (b) the waiver of an Event of Default described in Section 9.1 or any Event of Default relating to the Borrower’s financial covenants under Section 8.1, or any amendment, modification or waiver of any provision relating to any of the following (each a “Major Event”) shall be effective only if consented to or approved by or on behalf of all Lenders:

(i)          any increase of the Revolving Commitments, any Lender's Commitment or the final maturity of the Revolving Loans;

(ii)         any reduction of interest rates applicable to the Revolving Loans;

(iii)        the forgiveness of any amount payable or receivable by the Lenders under Sections 2, 3, 4 or 5 hereof;

(iv)        the definition of “Required Lenders”;

(v)         release any Collateral from the Agent’s Lien, excluding any Collateral which is permitted to be sold or otherwise disposed of by the Borrower pursuant to this Agreement or any other Loan Document;

(vi)        the consent required to release any Guarantor;

(vii)       any change to Section 12.12 hereof permitting the Borrower to assign any of its rights or obligations hereunder without the consent of fewer than all the Lenders;

(viii)      any modification to the definition “Borrowing Base”;

(ix)         any modification of any duties or obligations of the Agent hereunder; and

(x)          the provisions contained in this Section 12.4.

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No amendment, modification, termination or waiver of any provision of Section 11 hereof or any other provision referring to the Agent shall be effective without the written concurrence of the Agent. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.4 shall be binding on each Lender and each assignee, transferee or recipient of the Agent's or any Lender's Commitment or the Loans at the time outstanding.

12.5        Assignment to Agent. In the event that the Agent requests the consent of a Lender hereunder and such consent is denied, then the Agent may, in its sole discretion, require such Lender to assign all of its rights and interests hereunder (including, without limitation, all or a portion of its Commitments, the Revolving Loans owing to it), to the Agent or a designated Lender for a price equal to the Lender’s pro rata share of the outstanding Revolving Loans plus accrued and unpaid interest and fees due to such Lender, which interest and fees shall be paid to such Lender when collected from the Borrower. If the Agent elects to require any Lender to assign its rights and interest to the Agent or a designated Lender, the Agent shall so notify such Lender within 45 days following the Lender’s denial of such consent, and the Lender shall assign its rights and interest by no later than five Business Days following receipt of such notice by execution and delivery of an Assignment and Acceptance.

12.6        Discretionary Advances.

(a)          Notwithstanding (a) the existence of an Event of Default, (b) that any of the other applicable conditions precedent to making of Revolving Loans set forth in this Agreement have not been satisfied, or (c) any other provision of this Agreement, the Agent may at its discretion and without the consent of the Required Lenders, voluntarily permit the outstanding Revolving Loans at any time to exceed the Borrowing Base by up to ten percent (10%) of the Borrowing Base for up to sixty (60) consecutive days (the “Out-of-Formula Revolving Loans”), provided that, the principal amount of all outstanding Out-of-Formula Revolving Loans shall not at any time exceed the Revolving Commitment. If the Agent is willing in its sole and absolute discretion to make such Out-of-Formula Revolving Loans, such Out-of-Formula Revolving Loans shall be payable on demand and shall bear interest at the Base Rate; provided, however, if the Lenders do make Out-of-Formula Revolving Loans, neither the Agent nor the Lenders shall be deemed thereby to have changed the limits for Revolving Loans specified in Section 2.1 hereof. For purposes of this Section 12.6(a), the discretion granted to the Agent hereunder shall not preclude involuntary overadvances that may result from time to time due to the fact that the Borrowing Base was unintentionally exceeded for any reason, including, but not limited to, Collateral previously deemed to be either “Eligible Accounts Receivable” becomes ineligible, collections of Accounts Receivables applied to reduce outstanding Revolving Loans are thereafter returned for insufficient funds or overadvances are made to protect or preserve the Collateral. In the event the Agent involuntarily permits the outstanding Revolving Loans to exceed the Borrowing Base by more than ten percent (10%) of the Borrowing Base, the Borrower shall repay such excess in as expeditious a manner as is practicable under the circumstances and not inconsistent with the reason for such excess. Revolving Loans made after the Agent has determined the existence of involuntary overadvances shall be deemed to be involuntary overadvances and shall be decreased in accordance with the preceding sentence.

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(b)          In addition to (and not in substitution of) the discretionary Revolving Loans permitted in Section 12.6(a), the Agent is hereby authorized by the Borrower and the Lenders, from time to time in the Agent’s sole discretion, (A) after the occurrence and during the continuation of an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 6 hereof have not been satisfied, to make Revolving Loans to the Borrower on behalf of the Lenders which the Agent, in its reasonable business judgment, deems necessary or desirable (a) to preserve or protect the Collateral, or any portion thereof, (b) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (c) to pay any other amount chargeable to the Borrower pursuant to the terms of this Agreement or any other Loan Document; provided, that at any time after giving effect to any such Revolving Loans, the outstanding Revolving Loans do not exceed the lesser of (i) one hundred ten percent (110%) of the Borrowing Base, or (ii) the Revolving Commitment.

12.7        Usury. The Borrower shall not be obligated to pay and no Lender nor the Agent shall collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject any Lender or the Agent to any civil or criminal penalties. If, because of the acceleration of maturity the payment of interest in advance or any other reason, the Borrower is required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate, together with interest thereon at the rate provided herein from the date of such payment, shall be immediately and automatically applied to the reduction of the unpaid principal balance of this Note as of the date on which such excess payment was made. If the amount to be so applied to reduction of the unpaid principal balance exceeds the unpaid principal balance, the amount of such excess shall be refunded by such Lender or the Agent to the Borrower.

12.8        Merger and Integration Clause. This Agreement and the Loan Documents contain the entire agreement among the parties hereto with respect to the subject matter hereof and specifically supersedes in its entirety all other proposals, discussions, representations or prior agreements or understandings with respect to the terms of credit facilities hereunder or any other matter which is the subject matter of this Agreement or any of the Loan Documents.

12.9        Applicable Law. This Agreement, the Revolving Notes and the other Loan Documents have been executed, issued, delivered and accepted in and shall be deemed to have been made under and shall be governed by and construed in accordance with the Laws of the State of New York without regard to any conflict of laws principles.

12.10      Severability. This Agreement, the Revolving Notes and the other Loan Documents shall be construed and interpreted in such manner as to be effective, enforceable and valid under all applicable Laws. If any provision of this Agreement, the Revolving Notes or the other Loan Documents shall be held invalid, prohibited or unenforceable under any applicable Laws of any applicable jurisdiction, such invalidity, prohibition or unenforceability shall be limited to such provision and shall not affect or invalidate the other provisions hereof or thereof or affect the validity or enforceability of such provision in any other jurisdiction, and to that extent, the provisions hereof and thereof are severable.

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12.11      Section Headings. Section headings used in this Agreement are for convenience only and shall not affect the construction or interpretation of this Agreement.

12.12      Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Agent, the Lenders and the Borrower, and their respective successors and assigns; provided, however, that the Borrower shall have no right to assign any of their rights or their obligations hereunder without the prior written consent of all Lenders.

12.13      Notices. Except as otherwise expressly provided in this Agreement, any notices, requests, demands, directions, consents or other communications required or permitted by this Agreement (for the purposes of this Section 12.13 only, a “Notice”) shall be given or made (i) in writing, and delivered in person, telecopied, by electronic transmission (i.e. “e-mail”) or sent by certified or registered mail, postage prepaid, return receipt requested, or by overnight mail or express delivery service to the addresses of the parties hereto set forth below, unless such address, or telecopier number is changed by written notice hereunder, (ii) by telephone or (iii) by setting forth such Notice on a site on the World Wide Web (a “Website Posting”) if Notice of such Website Posting (including the information necessary to access such site) has previously been delivered to the applicable parties hereto by another means set forth in this Section 12.13 in accordance therewith. Each such Notice shall be effective (A) if given by telecopier, when such telecopy is transmitted to the telecopier number specified on the signature page hereof and a confirmation of such telecopy has been received by the sender from its own facsimile machine, (B) if given by mail, four days after such Notice is deposited in the mail, certified or registered with return receipt requested, in each case addressed as aforesaid, (C) if given by a Website Posting, upon delivery of a Notice of such posting (including the information necessary to access such site) by another means set forth in this Section 12.13, (D) in the case of hand-delivery, when delivered to the applicable party, (E) if given by telephonic Notice, when a party is contacted by telephone, if delivery of such telephonic Notice is confirmed no later than the next Business Day by hand delivery, a facsimile or electronic transmission, a Website Posting or overnight courier delivery of a confirmatory notice (received at or before noon on such next Business Day), or (F) if given by any other means (including overnight mail or express delivery service), when delivered at the addresses specified on the signature page hereof, provided that any notice given pursuant to Section 2 or Section 3 hereof shall be effective only upon receipt. Any Lender giving a Notice to any other Lender or the Borrower shall concurrently send a copy thereof to the Agent.

12.14      Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterparts, each of which when executed shall be deemed an original but all such counterparts taken together shall constitute one and the same instrument.

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12.15      Indemnification. The Borrower hereby indemnifies, exonerates and holds free and harmless the Agent, each Lender, each of their Affiliates and each of their officers, directors, employees, agents and attorneys (collectively, the “Indemnified Parties” or, individually, an “Indemnified Party”), from and against any and all actions, causes of action, suits, proceedings, investigations, losses, costs, liabilities, damages, punitive damages, penalties and expenses, including reasonable attorneys' fees and disbursements (except for those arising by reason of an Indemnified Party's or its Affiliate’s gross negligence or willful misconduct) (the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought):

(a)          any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Revolving Loan; or

(b)          the entering into and performance under this Agreement or any other Loan Document by any party hereto or thereto.

In addition, if the Borrower institutes any action, suit or proceeding against any of the Indemnified Parties and such action, suit or proceeding is unsuccessful, the Borrower shall indemnify and hold harmless the Indemnified Parties from and against all Indemnified Liabilities arising in connection with or relating to such action, suit or proceeding. The Borrower shall pay or reimburse the Indemnified Parties for any Indemnified Liabilities from time to time within 30 days after demand. This Section and the agreements of the Borrower set forth herein shall survive the termination of this Agreement and any or all of the Loan Documents and repayment of all of the Obligations hereunder and thereunder. If and to the extent that the undertaking described in this Section is held or determined by any court of competent jurisdiction to be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable Laws. Notwithstanding anything to the contrary contained in this Section, in no event shall the Borrower be required to provide indemnification for Indemnified Liabilities arising solely by reason of an Indemnified Party’s or such Indemnified Party’s Affiliate’s gross negligence or willful misconduct.

12.16      Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists, and if a particular action or condition is expressly permitted under any covenant, unless expressly limited to such covenant, the fact that it would not be permitted under the general provisions of another covenant shall not constitute an Event of Default or Default if such action is taken or condition exists.

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12.17      Marshalling; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. Recourse to security shall not be required at any time. To the extent that the Borrower make a payment or payments to the Agent or the Lenders or the Agent or the Lenders enforce their Liens or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement of setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or another party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred. The Borrower hereby waives, to the fullest extent that it lawfully can, (i) any right that it may have to require any Lender or the Agent to pursue any particular remedy before proceeding against it and (ii) any right to the benefit of, or to direct the application of the proceeds of any collateral until the Obligations are paid in full.

12.18      Interpretation. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

12.19      USA Patriot Act.

(a)          Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower and Guarantors that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of the Borrower and Guarantors and other information that will allow such Lender or the Agent, as applicable, to identify the Borrower and Guarantors in accordance with the USA PATRIOT Act.

(b)          Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA PATRIOT Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA PATRIOT Act and the applicable regulations: (1) within 10 days after the Closing Date, and (2) as such other times as are required under the USA PATRIOT Act.

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12.20      Limitation of Liability. To the extent permitted by applicable Law, no claim may be made by the Borrower, any Lender or any other Person against the Agent or any Lender, or the Affiliates, directors, officers, employees, attorneys or agents of any of them, for special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omissions or event occurring in connection therewith; and the Borrower, the Agent and each Lender hereby waive, release and agree not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

12.21      Consent to Jurisdiction; Waiver of Jury Trial; Personal Service. AFTER CONSULTATION WITH COUNSEL, THE BORROWER, THE AGENT AND THE LENDERS HEREBY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION INVOLVING THE SUBJECT MATTER OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ANY PARTY, AND HEREBY AGREE THAT, IN THE EVENT OF ANY LITIGATION INVOLVING THE SUBJECT MATTER OF THIS AGREEMENT, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. SUCH WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE LENDERS AND THE AGENT TO ENTER INTO THIS AGREEMENT AND MAKE THE LOANS CONTEMPLATED HEREIN. THE BORROWER, THE AGENT AND THE LENDERS HEREBY CONSENT TO THE JURISDICTION OF THE NEW YORK SUPREME COURT SITTING IN NEW YORK COUNTY AND ANY UNITED STATES FEDERAL COURT SITTING IN OR WITH DIRECT OR INDIRECT JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK IN ANY LITIGATION ARISING HEREUNDER, AND IRREVOCABLY WAIVE ALL DEFENSES TO THE PERSONAL JURISDICTION OF SUCH COURTS, INCLUDING, WITHOUT LIMITATION, DEFENSES BASED UPON THE INCONVENIENCE OF SUCH FORUMS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND FURTHER AGREES THAT SERVICE OF ANY SUCH PROCESS MAY BE EFFECTED, IN ADDITION TO ANY OTHER MEANS PERMITTED BY THE APPLICABLE RULES OF COURT, BY MAILING SUCH PROCESS CERTIFIED MAIL, RETURN RECEIPT REQUESTED OR BY REPUTABLE OVERNIGHT COURIER PROVIDING A RECEIPT AGAINST DELIVERY TO THE BORROWER AS SET FORTH IN SECTION 12.13 OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF THE BORROWER’S ACTUAL RECEIPT THEREOF, THREE (3) BUSINESS DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID, OR ON THE NEXT BUSINESS DAY FOLLOWING THE DELIVERY OF SUCH PROCESS BY A REPUTABLE OVERNIGHT COURIER AS AFORESAID. NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW, OR TO PRECLUDE THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OR ORDER OBTAINED IN SUCH FORUM OR TAKING OF ANY ACTION UNDER THIS AGREEMENT TO ENFORCE THE SAME IN ANY OTHER APPROPRIATE FORUM OR JURISDICTION.

[The rest of this page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

FULL CIRCLE CAPITAL CORPORATION

	By:	/s/ John E. Stuart
Name: John E. Stuart
Title: Chief Executive Officer

Address:		800 Westchester Avenue,
Suite S-620
Rye Brook, NY 10573
Attention: John E. Stuart,
Chief Executive Officer

Telephone: (914) 220-6250
Telecopy: (203) 286-1445

AGENT:

SOVEREIGN BANK, N.A.

	By:	/s/ Joseph Accardi
Joseph Accardi, Senior Vice President

Address:		45 East 53rd Street
New York, NY 10022

Telephone: (973) 924-2164
Telecopy: (973) 379-4217

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LENDERS:

Address and Amount	SOVEREIGN BANK, N.A.
of Commitment:

45 East 53rd Street	By:	/s/ Joseph Accardi
New York, NY 10022		Joseph Accardi, Senior Vice President

Telephone: (973) 924-2164
Telecopy: (973) 379-4217

Lending Offices:	45 East 53rd Street
	New York, NY 10573

Amount of Revolving Commitment:	$32,500,000

Percentage of Revolving Commitment:	100%

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Schedules to Credit Agreement

Schedule 7.1	-	Alternate Names; Jurisdictions; Subsidiaries

Schedule 7.3	-	Consents; Approvals

Schedule 7.7		Lawsuits or Proceedings

Schedule 7.8	-	Title; Liens

Schedule 7.9	-	Employee Plans

Schedule 7.10	-	Tax Deficiencies

Schedule 7.14	-	Transactions with Affiliates

Schedule 7.15		Property Locations

Schedule 7.19	-	Intellectual Property Rights

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Exhibit A

REVOLVING NOTE

$___________	June __, 2013

FOR VALUE RECEIVED, FULL CIRCLE CAPITAL CORPORATION (the “Borrower”), hereby unconditionally promises to pay on or before the Revolving Loan Termination Date (as defined in that certain Credit Agreement dated June __, 2013 (as the same may be amended hereafter, the “Agreement”) by and among Sovereign Bank, N.A. as agent (the “Agent”), the lenders party or signatory thereto and the Borrower), to the order ____________________(the “Lender”), at the office of the Agent located at 45 East 53rd Street, New York, New York 10022, or at such other location as the Agent shall designate, in lawful money of the United States of America and in immediately available funds, the principal amount of the lesser of (i) ______________________00/100 Dollars ($_____________), or (ii) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Agreement. Terms defined in the Agreement shall have the same meanings when used herein.

The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time at a rate or rates per annum and at such times as are provided in the Agreement.

Subject to the provisions of Sections 3.16 and 4.4 of the Agreement, this Note may be prepaid, in whole or in part, at one time or from time to time, without premium or penalty in accordance with the provisions set forth therein.

In the event the Agent receives a payment of interest or principal within five (5) Business Days after its due date, such payment shall be subject to a late charge equal to five (5%) percent of the amount of the delinquent payment or $25.00, whichever is greater. The Borrower acknowledges that such late charge (i) is a material inducement to the Agent and the Lender to enter into the Agreement and (ii) represents a reasonable estimate of the costs which will be incurred by the Agent and the Lender as a result of the additional review, monitoring, administrative and collection efforts occasioned by the delinquent payment. Acceptance by the Agent and the Lender of payment of the late charge shall in no way be construed to be an election of remedies or waiver by the Agent or the Lender of any of their rights at law or under the terms of this Note or the Agreement.

This Note is secured by the Collateral.

Subject to the provisions of Section 10.6 of the Agreement, this Note may, in accordance with Section 10.1 of the Agreement, become immediately due and payable if any of the following events shall have occurred and be continuing:

(1)         Failure by the Borrower to make any payment of (a) principal or (b) interest, fees or other amounts due under this Note, on the date when due or within five (5) Business Days of any date when due; or

(2)         An Event of Default (as defined therein) shall have occurred under the Agreement or any of the other Loan Documents.

Upon the occurrence and during the continuance of any Event of Default, the Agent may, in addition to such other and further rights and remedies as provided by law or under any of the Loan Documents, collect interest on such overdue amount from the date of such maturity until paid at a rate per annum equal to the Default Rate. The Borrower acknowledges that: (i) the Default Rate is a material inducement to the Lender to extend credit under the Revolving Commitment; (ii) the Lender would not make the Revolving Loans in the absence of the agreement of the Borrower to pay the Default Rate; (iii) the Default Rate represents compensation for increased risk to the Lender that the Revolving Loans will not be repaid; and (iv) the Default Rate is not a penalty and represents a reasonable estimate of (a) the cost to the Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the Revolving Loans and (b) compensation to the Lender for losses that are difficult to ascertain.

This Note is the Revolving Note referred to in, and evidences certain indebtedness incurred by the Borrower to the Lender under, the Agreement, to which reference is hereby made for a statement of the terms and conditions under which the due date of this Note or any payment thereon may be accelerated. The holder of this Note is entitled to all of the benefits and security provided in the Agreement and the Loan Documents referred to therein.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

Should the indebtedness represented by this Note or any part hereof be collected at law or in equity, or in bankruptcy, receivership, or any other court proceeding, or should this Note be placed in the hands of attorneys for collection upon default, the Borrower agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs of collecting or attempting to collect this Note, including reasonable attorneys' fees and expenses.

This Note shall be and remain in full force and effect and in no way impaired until the actual payment thereof to the Lender, its successors or assigns.

Anything herein to the contrary notwithstanding, the obligations of the Borrower under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender limiting the maximum rate of interest which may be charged or collected by the Lender.

The Borrower and all endorsers and guarantors of this Note hereby waive presentment, demand for payment, protest and notice of dishonor of this Note.

This Note is binding upon the Borrower and its successors and assigns and shall inure to the benefit of the Lender and its successors and assigns.

This Note and the rights and obligations of the parties hereto shall be subject to and governed by the laws of the State of New York without regard to any conflict of laws principles.

IN WITNESS WHEREOF, the undersigned has caused this Revolving Note to be duly executed by its authorized representative as of the day and year above written.

FULL CIRCLE CAPITAL CORPORATION

By:
Name:
Title:

STATE OF _________________________	:
:ss.
COUNTY OF ________________________	:

BE IT REMEMBERED, that on this ____ day of June, 2013, before me, the subscriber, personally appeared ____________________, who I am satisfied is the _____________ of FULL CIRCLE CAPITAL CORPORATION, the corporation named in and subscribing to the foregoing instrument; and he, being by me duly sworn, acknowledged, deposed and said that such instrument was made by such corporation, and that he signed and delivered the same as its _____________ as its voluntary act and deed for the uses and purposes therein expressed.

______________________________

Exhibit B

BORROWING NOTICE

To:	Sovereign Bank, N.A., as Agent

45 East 53rd St.

New York, NY 10022

Attn: _____________________

Reference is made to that certain Credit Agreement dated June __, 2013 (the “Agreement”) among Full Circle Capital Corporation (the “Borrower”), the lenders signatory thereto (individually, a “Lender” and, collectively, the “Lenders”) and Sovereign Bank, N.A., as agent for the Lenders (together with its successors in such capacity, the “Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Pursuant to Section 3.5 of the Agreement, the Borrower hereby requests that on the Business Day listed below the Lenders make Revolving Loans (the “Requested Loans”) to the Borrower in the aggregate principal amount set forth below.

Base Rate Option (12:00 p.m. same day notification)
Effective Date:	_____________
Current Balance:	$____________
Advance/(Payment) Amt.:	$____________
Ending Balance:	$____________ :

LIBOR Rate Option (12:00 p.m. three Business Days prior to advance)
Effective Date:	______________
Maturing Amount:	$_____________
Increase/Decrease Amt.:	$_____________	(min. $1,000,000; increments:
$500,000)

Conversion from/(to) Base Rate:	$_____________
New LIBOR Rate Amount:	$_____________	(min. $1,000,000; increments:
$500,000)
Interest Period:	__________ month(s)	(one month, two months
or three months)

To induce the Lenders to make the Requested Loans, the Borrower hereby represents and warrants to the Agent and each Lender that:

(a)          The representations and warranties of the Borrower set forth in the Agreement are true and correct in all material respects on the date hereof and will be true and correct in all material respects as of the date of the Requested Loans, with the same effect as though made on the date of the Requested Loans.

(b)          No Default or Event of Default has occurred and is continuing, or will result from the making of the Requested Loans.

The undersigned represents and warrants that he is an Authorized Officer of the Borrower and as such is duly authorized to execute this Borrowing Request and make the representations and warranties set forth herein on behalf of the Borrower.

By:
Name:
Title:

IN WITNESS WHEREOF, the Borrower has caused this Borrowing Request to be executed and delivered, and the representations and warranties contained herein to be made, by its ________________________ this __ day of __________, 201_

FULL CIRCLE CAPITAL CORPORATION

By:
Name:
Title:

Exhibit C

FORM OF COMPLIANCE CERTIFICATE

[on the Borrower’s letterhead]

To:

Sovereign Bank, N.A., as Agent

45 East 53rd Street

New York, NY 10022

Attn: [______________]

Re:          Compliance Certificate dated ________________

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement (the “Credit Agreement”) dated as of June [__], 2013 by and among the lenders signatory or a party thereto (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), Sovereign Bank, N.A., as agent for the Lenders (the “Agent”), and Full Circle Capital Corporation, a Maryland corporation (the “Borrower”). Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.

Pursuant to Section 8.2(iii) of the Credit Agreement, the undersigned Senior Officer of the Borrower hereby certifies that:

1.          The Financial Statements of the Borrower furnished pursuant to Section 8.2(i) of the Credit Agreement and contained in Schedule 1 attached hereto, has been prepared in accordance with GAAP and fairly presents in all material respects the consolidated financial condition and results of operations of the Borrower and its Subsidiaries as of and for the period then ending.

2.          Such Senior Officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the Financial Statements delivered pursuant to Section 8.2(i) of the Credit Agreement.

3.          Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have knowledge of the existence on and as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking, or proposes to take with respect thereto.

4.          The representations and warranties of the Borrower set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof and except to the extent any representation or warranty expressly related to an earlier date), except as set forth on Schedule 3 attached hereto.

5.          The Borrower is in compliance with the applicable covenants contained in Section 8.1 of the Credit Agreement as demonstrated on Schedule 4 hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this _____ day of _______________, ________.

FULL CIRCLE CAPITAL CORPORATION

By:
Name:
Title: